UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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Soliciting Material Pursuant to §240.14a-12

Omega Healthcare Investors, Inc.

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OMEGA HEALTHCARE INVESTORS, INC.
303 International Circle, Suite 200
Hunt Valley, Maryland 21030
(410) 427-1700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 11, 2020

To our Stockholders:
The Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. (“Omega” or the “Company”) will be held at the Company’s principal executive offices at 303 International Circle, Suite 200, Hunt Valley, Maryland 21030, on Thursday, June 11, 2020, at 10:00 A.M. EDT, for the following purposes:
1.
To elect seven members to Omega’s Board of Directors;

2.
To ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2020;

3.
To hold an advisory vote on executive compensation; and

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The nominees for election as directors are Kapila K. Anand, Craig R. Callen, Barbara B. Hill, Edward Lowenthal, C. Taylor Pickett, Stephen D. Plavin and Burke W. Whitman. Norman R. Bobins will retire from the Board of Directors at the completion of the Annual Meeting and is not standing for re-election. Each of the director nominees presently serves as a director of Omega.
Our Board of Directors has fixed the close of business on April 13, 2020 as the record date for the determination of stockholders who are entitled to notice of and to vote at our Annual Meeting or any adjournments or postponements thereof. On or about April 28, 2020, we will first mail to our stockholders our 2020 Proxy Statement and Annual Report to Stockholders for fiscal year 2019.
We currently intend to hold our Annual Meeting in person; however, we are actively monitoring the COVID-19 pandemic and the orders and protocols that may be in effect. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or postponing the meeting. Any such change will be announced via press release and website posting, as well as the filing of additional proxy materials with the Securities and Exchange Commission.
Whether you are able to attend or not in person, we urge you to indicate your vote (i) FOR the election of the director nominees, (ii) FOR the ratification of the selection of Ernst & Young LLP as our independent auditor, and (iii) FOR the approval of the Company’s executive compensation in an advisory vote, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or otherwise submitted a vote by Internet or telephone voting.
By order of Omega’s Board of Directors,
C. Taylor Pickett
April 28, 2020
Hunt Valley, Maryland

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please vote by using the Internet website or toll-free telephone number shown on the proxy card, or completing, signing, dating and mailing the proxy card promptly in the enclosed envelope. It is important that you return the proxy card or otherwise submit a vote on the Internet or by telephone promptly whether or not you plan to attend the meeting, so that your shares are properly voted.

If you hold shares through a broker, bank or other nominee (in “street name”), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

i

ii

OMEGA HEALTHCARE INVESTORS, INC.
303 International Circle, Suite 200
Hunt Valley, Maryland 21030
(410) 427-1700
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2020
The accompanying proxy is solicited by the Board of Directors to be voted at the Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. (the “Annual Meeting”) to be held at the Company’s principal executive offices at 303 International Circle, Suite 200, Hunt Valley, Maryland 21030, at 10:00 A.M. EDT on June 11, 2020, and any adjournments or postponements of the meeting.
We currently intend to hold our Annual Meeting in person; however, we are actively monitoring the COVID-19 pandemic and the orders and protocols that may be in effect. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or postponing the meeting. Any such change will be announced via press release and website posting, as well as the filing of additional proxy materials with the Securities and Exchange Commission (the “SEC”).
This Proxy Statement, and our Annual Report to Stockholders for fiscal year 2019, which includes our Annual Report on Form 10-K filed with the SEC on February 28, 2020, are available electronically at www.proxyvote.com or www.omegahealthcare.com.
RECORD DATE
Our Board of Directors has fixed April 13, 2020, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were 226,901,698 shares of our common stock, par value $0.10 per share, outstanding and entitled to vote. As of the record date, our directors and executive officers beneficially owned 0.48% of the shares of our common stock.
QUORUM AND VOTING
Quorum
Holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting as of the record date must be present in person or represented by proxy at the Annual Meeting to constitute a quorum for the conduct of business at the Annual Meeting. Proxies marked as abstaining and “broker non-votes” will be treated as shares present for purposes of determining the presence of a quorum.
Voting
Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. We urge stockholders to vote promptly either by:
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Online Internet Voting:   Go to www.proxyvote.com and follow the instructions

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By Telephone:   Call toll-free 1-800-690-6903 and follow the instructions

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By Mail:   Complete, sign, date and return your proxy card in the enclosed envelope

If your shares are held in “street name,” the availability of telephone and internet voting will depend on the voting processes of the applicable bank or brokerage firm; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board of Directors as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.
Ability to Revoke Proxies
A stockholder voting by proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with our Secretary (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. A proxy also may be revoked if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is not revoked, it will be voted by those named in the proxy.
Broker Non-Votes
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.
The vast majority of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
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Stockholder of Record  — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

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Beneficial Owner  — If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered, with respect to those shares, the “beneficial owner.” As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, and you also are invited to attend the Annual Meeting in person. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Each stockholder should instruct his/her/its broker on how to vote on the issues presented for consideration. Brokers who do not receive instructions are entitled to vote those shares ONLY with respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2020, but not with respect to any other matter to be presented at the Annual Meeting.
VOTES REQUIRED
Election of Directors
You may vote “FOR” or “WITHHELD” with respect to each nominee for the Board of Directors. Because the election of directors is not a contested election, each director will be elected by the vote of the majority of the votes cast. A “contested election” means an election in which the number of candidates exceeds the number of directors to be elected. A “majority of the votes cast” means that the number of the votes cast “FOR” a director exceeds the number of votes “WITHHELD.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.
Ratification of Selection of Ernst & Young LLP as Our Independent Auditor
The ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2020 will require the affirmative vote of a majority of the votes cast by all stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Advisory Vote on Executive Compensation
The approval, on an advisory basis, of the compensation of our executive officers will be decided by a majority of the votes cast by all stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal. This vote on executive compensation is not binding on the Board of Directors or the Company. Our Board of Directors, however, will consider the results of the vote when considering future executive compensation arrangements.

PROPOSAL 1 — ELECTION OF DIRECTORS
Director Nominees
Our Board of Directors currently consists of eight directors. Mr. Norman R. Bobins will retire as a member of the Board upon the completion of his current term as a director as of the Annual Meeting in accordance with our director retirement policy. The Company is grateful to Mr. Bobins for his service on the Board since the Company’s acquisition of Aviv REIT, Inc. in 2015.
Our Nominating and Corporate Governance Committee of the Board of Directors has nominated Kapila K. Anand, Craig R. Callen, Barbara B. Hill, Edward Lowenthal, C. Taylor Pickett, Stephen D. Plavin, and Burke W. Whitman for re-election as directors. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office until the 2021 Annual Meeting or until their respective successors have been duly elected and qualified.
If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies.
Information about each director nominee is set forth below.
Director (age as of March 1, 2020)	Year First Became a Director	Business Experience During Past 5 Years
Craig R. Callen (64)	2013
Mr. Callen brings to the Board financial and operating experience as an advisor, investment banker and board member in the healthcare industry. Mr. Callen was a Senior Advisor at Crestview Partners, a private equity firm, from 2009 through 2016. Mr. Callen retired as Senior Vice President of Strategic Planning and Business Development for Aetna Inc., where he also served as a Member of the Executive Committee from 2004-2007. In his role at Aetna, Mr. Callen reported directly to the chairman and CEO and was responsible for oversight and development of Aetna’s corporate strategy, including mergers and acquisitions. Prior to joining Aetna in 2004, Mr. Callen was a Managing Director and Head of U.S. Healthcare Investment Banking at Credit Suisse and co-head of Health Care Investment Banking at Donaldson Lufkin & Jenrette. During his 20-year career as an investment banker in the healthcare practice, Mr. Callen successfully completed over 100 transactions for clients and contributed as an advisor to the boards of directors and management teams of many of the leading healthcare companies in the U.S. Mr. Callen has served as a board member of HMS Holdings Corp. (NYSE:HMSY) since October 2013. Mr. Callen also serves as a director of Classical American Homes Preservation Trust. Previously he served on the boards of Symbion, Inc. (short-stay surgical facilities), a Crestview portfolio company, Sunrise Senior Living, Inc. (NYSE:SRZ) and Kinetic Concepts, Inc. (NYSE:KCI) (a medical technology company).

Director (age as of March 1, 2020)	Year First Became a Director	Business Experience During Past 5 Years
Kapila K. Anand (66)	2018
Ms. Anand brings to the board extensive experience in accounting and auditing, particularly in the real estate industry, with a focus on Real Estate Investment Trusts, and healthcare industries. Ms. Anand served as an audit and later advisory partner at KPMG LLP from 1989 until her retirement in March 2016. Ms. Anand joined KPMG LLP in 1979 and served in a variety of roles including the National Partner-in-Charge, Public Policy Business Initiatives (from 2008 to 2013) and segment leader for the Travel, Leisure, and Hospitality industry and member of the Global Real Estate Steering Committee (each from 2013 to 2016). Ms. Anand has served on KPMG LLP boards in the U.S. and Americas, the board of the Franciscan Ministries (an organization with a range of real estate assets, including schools, churches and hospitals) and as the chair of both the KPMG Foundation as well as the Chicago Network (a membership organization of senior executives). She is currently the Lead Director for the Women Corporate Directors Education and Development Foundation and serves on a variety of non-profit boards including Rush University Medical Center and the US Fund for UNICEF. Ms. Anand has served as a director of Extended Stay America, Inc. (NASDAQ:STAY) since July 2016, where she chairs the Compensation Committee and has also served as a director and Audit Committee Chairwoman of ESH Hospitality, Inc. (a REIT subsidiary of Extended Stay America) since May 2017. In September 2018, she joined the Board of Elanco Animal Health, Inc. (NYSE:ELAN), where she chairs the Audit Committee.

Barbara B. Hill (67)	2013
Ms. Hill brings to the Board years of experience in operating healthcare-related companies. Ms. Hill is currently an Operating Partner of NexPhase Capital (formerly Moelis Capital Partners), a private equity firm, where she focuses on healthcare-related investments and providing strategic and operating support for NexPhase’s healthcare portfolio companies. She began as an Operating Partner of Moelis Capital Partners in March 2011. From March 2006 to September 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, Ms. Hill served as President and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna, and the Johns Hopkins Health System. She was active with the boards or committees of the Association of Health

Director (age as of March 1, 2020)	Year First Became a Director	Business Experience During Past 5 Years

Insurance Plans and other health insurance industry groups. Currently, she serves as a board member of Integra LifeSciences Holdings Corporation, a medical device and technology company. She previously served as a board member of Owens & Minor, a healthcare distribution company, from 2007 to January 2017, until its sale to Abbott Labs; and Revera Inc., a Canadian company operating over 500 senior facilities in Canada, Great Britain and the U.S. from 2010 to March 2017.

Edward Lowenthal (75)	1995
Mr. Lowenthal brings to our Board extensive experience in the development and operation of real estate. Mr. Lowenthal currently serves as Chairman of the Board of Directors of American Campus Communities (NYSE: ACC) (a public developer, owner and operator of student housing at the university level) and serves as a trustee of the Manhattan School of Music. Mr. Lowenthal also served as non-executive Chairman of REIS, Inc., a public provider of real estate market information and valuation technology (NASDAQ:REIS) from November 2010 until his term expired in 2012. From January 1997 to March 2002, Mr. Lowenthal served as President and Chief Executive Officer of Wellsford Real Properties, Inc. (a real estate merchant bank) and was President of the predecessor of Wellsford Real Properties, Inc. since 1986. He is co-founder of Wellsford Strategic Partners, a private real estate investment company and is non-executive Chairman of Tiburon Lockers, Inc., a private rental locker company.

C. Taylor Pickett (58)	2002
As Chief Executive Officer of the Company, Mr. Pickett brings to the Board a depth of understanding of our business and operations, as well as financial expertise in long-term healthcare services, mergers and acquisitions. Mr. Pickett has served as Chief Executive Officer of the Company since 2001 and as Director of the Company since May 2002. Mr. Pickett has also served as a member of the board of trustees of Corporate Office Properties Trust (NYSE: OFC), an office REIT focusing on U.S. government agencies and defense contractors, since November 2013. From 1993 to June 2001, Mr. Pickett served as a member of the senior management team of Integrated Health Services, Inc. (IHS), most recently as Executive Vice President and Chief Financial Officer. Prior to joining IHS, Mr. Pickett held various positions at PHH Corporation and KPMG Peat Marwick.

Stephen D. Plavin (60)	2000
Mr. Plavin brings to the Board management experience in the banking and mortgage-based real estate investment trust sector, as well as significant experience in real estate capital markets transactions. Mr. Plavin is a Senior Managing Director of the Blackstone Group (since December 2012) and the Chief Executive Officer and a Director of Blackstone Mortgage Trust, Inc., a

Director (age as of March 1, 2020)	Year First Became a Director	Business Experience During Past 5 Years

New York City-based mortgage REIT that is managed by Blackstone. Prior to joining Blackstone, Mr. Plavin served as CEO of Capital Trust, Inc. (predecessor of Blackstone Mortgage Trust), since 2009. From 1998 until 2009, Mr. Plavin was Chief Operating Officer of Capital Trust and was responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc. Prior to that time, Mr. Plavin was employed for 14 years with Chase Manhattan Bank and its securities affiliate, Chase Securities Inc. Mr. Plavin held various positions within the real estate finance unit of Chase, and its predecessor, Chemical Bank, and in 1997 he became co-head of global real estate for Chase. Mr. Plavin was the Chairman of the Board of Directors of WCI Communities, Inc. (NYSE:WCIC), a publicly- held developer of residential communities from August 2009 until it was purchased by Lennar Corporation (NYSE:LEN and LEN.B) in February 2017.

Burke W. Whitman (64)	2018
Mr. Whitman brings to the Board extensive leadership experience in military and corporate board and executive roles, as well as corporate financial and management experience in the healthcare sector. Since January 2019, he has served as CEO of Colmar Holdings, LLC (a private firm providing capital to enterprises committed to the common good). In addition, since June 2019, he has served as a member of the Board of Directors of Amicus Therapeutics (Nasdaq: FOLD) (Audit & Compliance Committee; Nominating & Governance Committee), and since January 2019, as a civilian member of the Reserve Forces Policy Board (Advisor to the Secretary of Defense). Previously, Mr. Whitman served concurrently in national military service and business roles. From 1985 to 2019, he served as a reserve officer of the U.S. Marine Corps, including full-time active duty from 1985 to 1988 and from 2009 to 2018, during which he led multiple combat deployments, served as the Commanding General of the 4th Marine Division and of Marine Forces Reserve, and retired as a Major General and the Corps’ senior reservist. From 1988 to 2008, concurrent with his military roles, he also served as CEO and initially COO of Health Management Associates, Inc. (then NYSE:HMA) from 2005 to 2008, founding CFO of Triad Hospitals, Inc. (then NYSE:TRI) from 1998 to 2005, President of Deerfield Healthcare (then a private company) from 1994 to 1998, Vice President of Finance of Almost Family (then Nasdaq:AFAM) from 1992 to 1994, and Investment Banker with Morgan Stanley (NYSE:MS) from 1988 to 1992. In his civic roles, he has also served previously on

Director (age as of March 1, 2020)	Year First Became a Director	Business Experience During Past 5 Years

the Board of Directors of the Toys for Tots Foundation (Chair of the Investment Committee) and the Board of Directors of the Federation of American Hospitals (Chair of the Audit Committee), and currently serves as a member of the Board of Trustees of The Lovett School in Atlanta, Georgia.

Voting Required for Election
Each director will be elected by the vote of the majority of the votes cast. A “majority of the votes cast” means that the number of the votes cast “FOR” a director exceeds the number of votes “WITHHELD.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.
Your broker may not vote your shares in the election of directors unless you have specifically directed your broker how to vote your shares. As a result, we urge you to instruct your broker how to vote your shares.
Recommendation of the Board
The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees identified above.

STOCK OWNERSHIP INFORMATION
The following table sets forth information regarding the beneficial ownership of our common stock as of April 13, 2020 for:
•
each of our directors and the executive officers appearing in the table under “Executive Compensation Tables and Related Information, Summary Compensation Table” included elsewhere in this Proxy Statement; and

•
all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership of our common stock, for purposes of this Proxy Statement, includes shares of our common stock as to which a person has voting and/or investment power, or the right to acquire such power within 60 days of April 13, 2020. Except for shares of restricted stock and unvested units as to which the holder does not have investment power until vesting or as otherwise indicated in the footnotes, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. The “Common Stock Beneficially Owned” columns do not include unvested time-based restricted stock units (“RSUs”), unvested performance-based restricted stock units (“PRSUs”), and deferred stock units under our Deferred Compensation Plan (except to the extent such units vest or the applicable deferral period expires within 60 days of April 13, 2020) or common stock issuable in respect of operating partnership units (“OP Units”) or profits interests in OHI Healthcare Properties Limited Partnership (“Omega OP”). Accordingly, we have provided supplemental information regarding deferred stock units, unvested RSUs and earned but not yet vested PRSUs and profits interests in Omega OP (“Profits Interest Units”) under the caption “Common Stock Equivalents.” For information regarding unearned, unvested PRSUs and Profits Interest Units for performance periods not yet completed, see “Outstanding Equity Awards at Fiscal Year End” below.
The business address of the directors and executive officers is 303 International Circle, Suite 200, Hunt Valley, Maryland 21030. As of April 13, 2020, there were 226,901,698 shares of our common stock outstanding and no preferred stock outstanding.
	Common Stock Beneficially Owned		Other Common Stock Equivalents
Beneficial Owner	Number of Shares	Percent of Class	Unvested Units(1)	Deferred Stock Units(2)	Operating Partnership Units(3)	Percent of Class including Common Stock Equivalents(4)
Kapila K. Anand	9,079(5)	*	—	—	—	*
Norman R. Bobins	67,053(6)	*	—	—	—	*
Daniel J. Booth	162,453	*	53,538	—	59,041	0.16%
Craig R. Callen	37,000	*	5,836	42,517	—	*
Barbara B. Hill	31,310	*	5,558	—	—	*
Steven J. Insoft	191,296	*	84,592	—	134,092 (7)	0.20%
Edward Lowenthal	56,934	*	4,169	14,672(8)	—	*
Gail D. Makode	—	*	7,134	—	—	*
C. Taylor Pickett	180,456	*	178,330	402,102	110,698	0.42%
Stephen D. Plavin	90,156(9)	*	—	—	—	*
Michael D. Ritz	15,247	*	29,572	8,193	18,451	*
Robert O. Stephenson	235,122	0.10%	80,219	—	51,660	0.18%
Burke W. Whitman	8,188 (10)	*	—	—	—	*

	Common Stock Beneficially Owned		Other Common Stock Equivalents
Beneficial Owner	Number of Shares	Percent of Class	Unvested Units(1)	Deferred Stock Units(2)	Operating Partnership Units(3)	Percent of Class including Common Stock Equivalents(4)
Directors, director nominee and executive officers as a group (13 persons)	2,719,573	0.48%	448,768	467,484	373,942	1.16%
5% Beneficial Owners:(11)
The Vanguard Group, Inc.	33,521,771(12)	14.77%	—	—	—	14.30%
BlackRock, Inc.	26,936,084(13)	11.87%	—	—	—	11.49%

*
Less than 0.10%

(1)
Includes RSUs, PRSUs, and Profits Interest Units that in each case vest more than 60 days from April 13, 2020, subject to continued employment. Earned but not yet vested PRSUs and Profits Interest Units vest quarterly in 2020 subject to continued employment, except in the case of a Qualifying Termination or change in control in which case they will vest sooner. Each unit represents the right to receive one share of common stock. See “Outstanding Equity Awards at Fiscal Year End.”

(2)
Deferred stock units representing the deferral of vested equity awards pursuant to the Company’s Deferred Stock Plan. Includes deferred stock units associated with RSUs and PRSUs vesting within 60 days which the holder has elected to defer. The deferred stock units will not be converted until the date or event specified in the applicable deferred stock agreement. See “Nonqualified Deferred Compensation.”

(3)
OP Units are redeemable at the election of the holder for cash equal to the value of one share of our common stock priced at the average closing price for the 10-day trading period ending on the date of the holder’s notice of election to redeem the OP Units, subject to the Company’s election to exchange the OP Units tendered for redemption for shares of Omega common stock on a one-for-one basis, in each case subject to adjustment.

(4)
Percent of class reflects 226,901,698 shares of common stock outstanding as of April 13, 2020, plus a total of 7,443,338 common stock equivalents, consisting of 901,226 unvested restricted stock units and Profits Interest Units, 472,425 deferred stock units and approximately 6,079,569 OP Units.

(5)
Includes 4,138 shares of restricted stock, subject to forfeiture until vested.

(6)
Includes 5,517 shares of restricted stock, subject to forfeiture until vested.

(7)
Operating Partnership Units includes 84,592 Omega OP Units held by Steven J. Insoft Investments, L.L.C., which is 99% owned by Mr. Insoft and 1% owned by his wife, Susan M. Insoft. Does not include 32,130 OP Units subject to a phantom unit award grant to Mr. Insoft because Mr. Insoft does not have the right to acquire voting or dispositive power with respect to such securities within 60 days.

(8)
Includes deferred stock units with respect to 4,941 shares of restricted stock, subject to forfeiture until vested.

(9)
Includes 4,138 shares of restricted stock, subject to forfeiture until vested. The remainder of Mr. Plavin’s shares is owned jointly with his wife.

(10)
Includes 4,138 shares of restricted stock, subject to forfeiture until vested.

(11)
Except as otherwise indicated below, information regarding 5% beneficial owners is based on information reported on Schedule 13G filings by the beneficial owners indicated with respect to the common stock of Omega.

(12)
Based on a Schedule 13G/A filed with the SEC on February 11, 2020 by The Vanguard Group, Inc., including on behalf of certain subsidiaries. The Vanguard Group, Inc. is located at 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group, Inc., has sole voting power with respect to 392,234 of the shares, shared voting power with respect to 256,075 of the shares, sole dispositive power with respect to 33,136,446 of the shares and shared dispositive power with respect to 385,325 of the shares.

(13)
Based on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc., including on behalf of certain subsidiaries. BlackRock Inc. is located at 55 East 52nd Street New York, New York 10055. BlackRock, Inc. has sole voting power with respect to 25,623,507 of the shares and sole dispositive power with respect to 26,936,084 of the shares.

BOARD COMMITTEES AND CORPORATE GOVERNANCE
Board of Directors and Committees of the Board
The members of the Board of Directors on the date of this Proxy Statement and the Committees of the Board on which they serve are identified below.
Director	Board	Audit Committee	Compensation Committee	Investment Committee	Nominating and Corporate Governance Committee
Kapila K. Anand	Member	Chairperson
Norman R. Bobins	Member			Member
Craig R. Callen	Chairman	Member		Chairperson	Member
Barbara B. Hill	Member		Member
Edward Lowenthal	Member	Member	Chairperson		Member
C. Taylor Pickett	Member			Member
Stephen D. Plavin	Member		Member		Chairperson
Burke W. Whitman	Member	Member
The Board of Directors held ten meetings during 2019. Each member of the Board of Directors attended more than 75% of the meetings of the Board of Directors and of the committees of which such director was a member in 2019. While we invite our directors to attend our annual meeting of stockholders, the Company currently does not have a formal policy regarding director attendance. Mr. Pickett chaired Omega’s 2019 annual meeting of stockholders and was the sole representative of the Board of Directors at such meeting.
Director Independence
All of the members of the Board of Directors meet the NYSE listing standards for independence, other than our Chief Executive Officer Mr. Pickett. While the Board of Directors has not adopted any categorical standards of independence, in making these independence determinations, the Board of Directors noted that no director other than Mr. Pickett (a) received direct compensation from our Company other than director annual retainers and meeting fees, (b) had any relationship with our Company or a third party that would preclude independence or (c) had any material business relationship with our Company and its management, other than as a director of our Company. Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the NYSE listing standards for independence.
Board Leadership Structure
Since 2001, an independent non-employee director has served as our Chairman of the Board of Directors rather than the Chief Executive Officer. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the difference between the two roles. The Chief Executive Officer is responsible for implementing the strategic direction for the Company as approved by the Board of Directors and the management of the day-to-day operations of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, and sets the agenda for and presides over meetings of the Board. Mr. Callen, as Chairman of the Board, presides over any meeting, including regularly scheduled executive sessions of the non-management directors. If Mr. Callen is not present at such a session, the presiding director is chosen by a vote of those present at the session.
Risk Oversight
The Board of Directors, as a whole and at the committee level, plays an important role in overseeing the management of risk. Management is responsible for identifying the significant risks facing the Company, implementing risk management strategies that are appropriate for the Company’s business and risk profile, integrating consideration of risk and risk management into the Company’s decision-making process and communicating information with respect to material risks to the Board or the appropriate committee.
Portfolio and investment risk is one of the principal risks faced by the Company. We manage portfolio and investment risk by, among other things, seeking Investment Committee and/or Board approval for new investments over designated thresholds and providing detailed underwriting information on such proposed investments to the Investment Committee or the Board, as the case may be. In addition, our full Board regularly reviews the performance, credit information and coverage ratios of our operators.
Consistent with the rules of the NYSE, the Audit Committee reviews and discusses with management, periodically, as appropriate, policies with respect to risk assessment and risk management, the Company’s financial risk exposures and the steps management has taken to monitor and control such exposures, it being understood that it is the job of management to assess and manage the Company’s exposure to risk and that the Audit Committee’s responsibility is to discuss guidelines and policies by which risk assessment and risk management are undertaken. The Audit Committee reviews and discusses with management periodically the Company’s program, policies and procedures related to information security and data protection, including data privacy and network security. The Audit Committee also monitors the implementation and administration of the Company’s Code of Business Conduct and Ethics.
The Compensation Committee reviews risks associated with the Company’s compensation plans and arrangements. While each committee monitors certain risks and the management of such risks, the full Board is regularly informed about such matters. The full Board generally oversees enterprise risk management and enterprise risk management issues otherwise arising in the Company’s business and operations.
Standing Committee Information
The Audit Committee met five times in 2019. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial information to be provided to stockholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the external independent audit process. In addition, the Audit Committee selects Omega’s independent auditors and provides an avenue for communication between the independent auditors, financial management and the Board of Directors. The responsibilities of the Audit Committee are more fully described in its Charter, which is available on the Company’s website at www.omegahealthcare.com.
Each of the members of the Audit Committee is independent and financially literate, as required of audit committee members by the NYSE. The Board of Directors has determined that Ms. Anand and Mr. Whitman each qualify as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Board of Directors has determined that Ms. Anand qualifies as an audit committee financial expert based on her substantial experience in accounting and auditing as a partner of KPMG LLP and as a public company audit committee member, and that Mr. Whitman qualifies as an audit committee financial expert based on his substantial financial management experience in the healthcare sector, including as a public company chief financial officer and chief executive officer.
The Compensation Committee has responsibility for determining the compensation of our executive officers and administering our equity incentive plan. During 2019, the Compensation Committee met five times. The responsibilities of the Compensation Committee are more fully described in its Charter, which is available on our website at www.omegahealthcare.com.
The Investment Committee works with management to develop strategies for growing our portfolio and has authority to approve investments up to established thresholds. The Investment Committee met once during 2019.
The Nominating and Corporate Governance Committee met one time during 2019. The Nominating and Governance Committee has responsibility for identifying potential nominees to the Board of Directors and reviewing their qualifications and experience. The Nominating and Corporate Governance Committee also develops and implements policies and practices relating to corporate governance.

In addition to the standing Committees listed above, the Board has established a Special Administrative Committee under the Company’s equity incentive plan consisting solely of Mr. Pickett, with the authority to allocate and grant awards thereunder to employees of Omega and its affiliates who are not executive officers of Omega up to a maximum number of units or shares authorized by the Board from time to time.
Identification of Director Nominees and Board Diversity
The process for identifying and evaluating nominees to the Board is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Nominees for director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to director duties, among other criteria.
The Nominating and Corporate Governance Committee endeavors to identify nominees that possess diverse educational backgrounds, business experiences, life skills, as well as diverse gender, racial, sexual orientation, national origin and ethnic characteristics. 29% of our Board nominees are women, and one director brings ethnic diversity to our Board. Also, the director nominees range in age from 58 to 75; the average age is 65, with Mr. Bobins retiring from the Board at the Annual Meeting in accordance with our director retirement policy. Two of our Board members were first elected to our Board since 2018. The Nominating and Corporate Governance Committee does not assign specific weight to any particular criteria; the goal is to identify nominees that, considered as a group, will possess the talents, skill sets and characteristics necessary for the Board of Directors to fulfill its responsibilities.

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees as director. Any such nomination should be submitted to the Nominating and Corporate Governance Committee through our Secretary in accordance with the procedures and time frame described in our Bylaws.
Communicating with the Board of Directors and the Audit Committee
Our Board of Directors and our Audit Committee have established procedures to enable anyone who has a concern about our conduct, or any employee who has a concern about our accounting, internal controls or auditing matters, to communicate that concern directly to the non-management members of the

Board of Directors or the Audit Committee, as applicable. These communications may be confidential or anonymous and may be submitted in writing, by a toll-free telephone hotline administered via a third party, or through the Internet, including through a third-party administered website. The employees have been provided with direct and anonymous access to each of the members of the Audit Committee. Our Company Code of Business Conduct and Ethics (“Code of Ethics”) prohibits any employee of our Company from retaliating or taking adverse action against anyone in good faith raising or helping resolve a concern about our Company.
Interested parties may contact our non-management directors by writing to them at our headquarters: Omega Healthcare Investors, Inc., 303 International Circle, Suite 200, Hunt Valley, Maryland 21030, or by contacting them through our website at www.omegahealthcare.com. Communications addressed to the non-management members of the Board of Directors will be reviewed by Omega’s Chief Legal Officer, General Counsel, and will be directed to the appropriate director or directors for their consideration. The corporate communications liaison may not “filter out” any direct communications from being presented to the non-management members of the Board of Directors and Audit Committee members without instruction from the directors or committee members. The corporate communications liaison is required to maintain a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record will include the name of the addressee, the disposition by the corporate communications liaison and, in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The corporate communications liaison is required to provide a copy of any additions to the record upon request of any member of the Board of Directors.
Policy on Related Party Transactions
We have a written policy regarding related party transactions under which we have determined that we will not engage in any purchase, sale or lease of property or other business transaction in which our officers or directors have a direct or indirect material interest without the approval by resolution of a majority of those directors who do not have an interest in such transaction. It is generally our policy to enter into or ratify related party transactions only when our Board of Directors, acting through our Audit Committee, determines that the related party transaction in question is in, or is not inconsistent with, our best interests and the interests of our stockholders.
Code of Business Conduct and Ethics
We have adopted a written Code of Ethics that applies to all of our directors and employees, including our Chief Executive Officer, Chief Operating Officer, Chief Corporate Development Officer, Chief Financial Officer, Chief Legal Officer, General Counsel, and Chief Accounting Officer. A copy of our Code of Ethics is available on our website at www.omegahealthcare.com. Any amendment to our Code of Ethics or any waiver of our Code of Ethics will be disclosed on our website at www.omegahealthcare.com promptly following the date of such amendment or waiver.
Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines to foster long-term stock holdings by Company leadership. These guidelines create a strong link between stockholders’ and management’s interest. The Chief Executive Officer is required to own shares in the Company with a value equal to at least six times his annual base salary. The Chief Operating Officer, Chief Corporate Development Officer and Chief Financial Officer are required to own shares in the Company with a value equal to at least three times their respective annual base salaries. Each non-employee director is required to own shares in the Company with a value equal to at least five times the annual cash retainer for serving as a member of the Board of Directors within five years of the director’s appointment. The complete stock ownership guidelines contained in the Corporate Governance Guidelines are available through our website at www.omegahealthcare.com.
Policy on Hedging and Pledging of Company Securities
We consider it inappropriate for any director or officer to enter into speculative transactions in our Company’s securities. Therefore, we prohibit the purchase of or sale of puts, calls, options or other derivative instruments related to our Company’s securities or debt. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.
Additionally, directors and officers may not purchase our Company’s securities on margin or borrow against any account in which our securities are held. All of our directors and officers are in compliance with this policy as of December 31, 2019.
Director Retirement Policy
It is the general policy of the Board of Directors that after reaching 77 years of age, directors shall not stand for re-election and thereafter shall retire from the Board of Directors upon the completion of the term of office to which they were elected. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may waive this requirement as to any director if it deems such waiver to be in the best interests of the Company.
Corporate Governance Materials
The Corporate Governance Guidelines, Code of Ethics and the charters of the committees of the Board of Directors are available free of charge through our website at www.omegahealthcare.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this document or any other report or document filed with or furnished to the SEC.
Environmental, Social and Governance Oversight
In connection with internal assessments and stockholder engagement, we prioritize environmental, social and governance initiatives that matter most to our business and stockholders. Our areas of focus include the following:
Environmental Responsibility
We place a high priority on the protection of our assets, communities, and the environment. Based on our business model, the properties in our portfolio are primarily net leased to our tenants, and each tenant is generally responsible for maintaining the buildings, including controlling their energy usage and the implementation of environmentally sustainable practices at each location. Many of our tenants demonstrate a focus on positive environmental and social impacts through their corporate responsibility programs. We support their operations and work with them to promote environmental responsibility at the properties we own and to reiterate the importance of energy efficient facilities, including by
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providing capital to operators to add or upgrade to energy-efficient emergency power generators to limit disruption to patient care in the event of a power outage,

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supporting compliance with prevailing environmental laws and regulations throughout our new development, major renovation and capital expenditure projects, and

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promoting the adoption of specific environmental practices in our sustainable and innovative new developments, including, but not limited to, the installation of occupancy sensors and water-efficient plumbing fixtures, the use of low VOC paints and adhesives and the use of energy-efficient lighting, with over 65% of Omega’s development in the past five years having been built to Leadership in Energy and Environmental Design (“LEED”) certification standards.

Our focus on environmental responsibility is also demonstrated by how we manage our day-to-day activities at our corporate headquarters, which has earned the LEED Silver Certification in Existing Buildings: Operations & Maintenance. We promote energy efficiency with features such as an automatic lighting control system, water efficient features, low-VOC paints and floor adhesives, and a single-stream recycling service.
Social Responsibility and Ethical Standards
We are committed to providing a positive and engaging work environment for our employees and taking an active role in the betterment of the communities in which our employees live and work. Our employees are provided a competitive benefits program, including comprehensive healthcare benefits and a 401(k) plan with a matching contribution from the Company, bonus and incentive pay opportunities, competitive paid time-off benefits and paid parental leave, wellness programs, continuing education and development opportunities, and periodic engagement surveys. We also have a long-standing commitment to being an equal opportunity employer and have implemented Equal Employer Opportunity policies. Omega was one of 325 companies globally, and fewer than ten REITs, to be included in the 2020 Bloomberg Gender-Equality Index (GEI).
In addition, we believe that giving back to our community is an extension of our mission to improve the lives of our stockholders, our employees, and their families. The Company has implemented a matching program for charitable contributions of employees.
Corporate Governance
The Company maintains a commitment to high corporate governance standards. We believe that sound corporate governance strengthens the accountability of our Board and management and promotes the long-term interest of stockholders. The bullets below highlight areas of our governance practices, which should be read in conjunction with the information set forth above and in our Corporate Governance Guidelines available through our website at www.omegahealthcare.com:
BOARD STRUCTURE
• Annual Election of Directors. Our Board consists of a single class of directors who stand for election each year.

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Opt-out of Maryland Law Allowing Staggering the Board without Shareholder Approval. In November 2019, the Board opted out of the provisions of the Maryland Unsolicited Takeovers Act that otherwise would permit the Board, without stockholder approval, to divide the Board into three classes serving staggered three-year terms.

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Majority Voting Standard for Direction Elections with Resignation Policy. Our Bylaws include a majority voting standard for the election of directors in uncontested elections. Any incumbent director who fails to receive the required vote for re-election must offer to resign from the Board.

BOARD STRUCTURE
• Chairman and CEO Roles Separated. Our independent Chairman of the Board provides independent leadership for our Board.
STOCKHOLDER RIGHTS
• No Poison Pill. We do not have a “poison pill” shareholder rights plan in effect.
• Stockholder Amendments to Bylaws. Our Bylaws may be amended by stockholder vote.
• Stockholder-Requested Special Meetings. Our stockholders have the ability to call a special meeting of stockholders in accordance with the process set forth in the Bylaws.
• No Poison Pill. We do not have a “poison pill” shareholder rights plan in effect.
COMPENSATION PRACTICES
• Stock Ownership Guidelines. We have robust stock ownership guidelines for our senior officers and our non-employee directors.
• Clawback Policy. Our Board has voluntarily adopted a formal clawback policy that applies to incentive compensation.
• Anti-Hedging and Anti-Pledging. Our directors, officers and employees are subject to anti-hedging and anti-pledging policies.
• Annual Say-on-Pay. We annually submit “say-on-pay” advisory votes for our stockholders’ consideration and vote.
BOARD PRACTICES
• Executive Sessions of our Board. An executive session of independent directors is generally held at each regularly scheduled Board and Committee meeting.
• Board Evaluations. Our directors undergo annual evaluations of the Board as a whole and each director individually.
• Regular Succession Planning. A high priority is placed on regular and thoughtful succession planning for our senior management.
ETHICS
• Code of Ethics. A robust Code of Business Conduct and Ethics is in place for our directors, officers and employees.
• Whistleblower Policy. We maintain a whistleblower hotline and website administered by a third-party.

PROPOSAL 2 — PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR
INDEPENDENT AUDITOR FOR THE FISCAL YEAR 2020
The Audit Committee has selected Ernst & Young LLP as our Company’s independent auditor for the current fiscal year, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate governance. However, if the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interest of us and our stockholders. Information concerning the services Ernst & Young LLP provided to us can be found in the section “Audit Committee and Independent Auditor Matters” below.
Voting Required for Approval
The affirmative vote of holders of a majority of all votes cast on the matter is required to ratify the selection of Ernst & Young LLP as our Company’s independent auditor for the current fiscal year. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of this proposal.
Recommendation of the Board
The Board of Directors and the members of the Audit Committee unanimously recommend a vote FOR the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for the fiscal year 2020.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR MATTERS
The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of our Company, the audits of our financial statements, the qualifications of the public accounting firm engaged as our independent auditor to prepare and issue an audit report on our financial statements and the related internal control over financial reporting, and the performance of our independent auditors. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace our Company’s independent auditors, as well as determine the amount of the fees paid to the Company’s independent auditors. The Audit Committee’s function is more fully described in its charter, which is available on our website at www.omegahealthcare.com. The Board of Directors and the Audit Committee review the Audit Committee Charter annually.
The Board of Directors has determined that each Audit Committee member is independent under the standards of director independence established under our corporate governance policies and the NYSE listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that Ms. Anand and Mr. Whitman each qualify as an “audit committee financial expert,” as defined by SEC rules.
Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our Company’s independent auditor, Ernst & Young LLP, is responsible for auditing and expressing opinions on the conformity of our Company’s consolidated financial statements with accounting principles generally accepted in the United States, and the effectiveness of our Company’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”).
Audit Committee Report
The Audit Committee, with respect to the audit of the Company’s 2019 audited consolidated financial statements, reports as follows:
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The Audit Committee has reviewed and discussed with management and Ernst & Young LLP the 2019 audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the quality — not just the acceptability — of the accounting principles, and the reasonableness of significant judgments;

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The Audit Committee discussed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (“PCAOB”) (including Auditing Standard No. 1301 “Communications with Audit Committees”);

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The Audit Committee has received written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from the Company;

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The Audit Committee discussed with the Company’s auditors the overall scope and plans for their respective audits, and then met with the auditors, with and without management present, to review the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;

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The Audit Committee reviewed the professional services provided by Ernst & Young LLP discussed below, considered whether provision of such services is compatible with maintaining auditor independence and concluded that the services provided by Ernst & Young LLP with respect to the 2019 audit were compatible with maintaining auditor independence; and

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Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s 2019 audited financial statements be included in the Company’s Annual Report on Form 10-K.

Audit Committee of the Board of Directors
Kapila K. Anand, Chairperson
Craig R. Callen
Edward Lowenthal
Burke W. Whitman
Independent Auditors
Ernst & Young LLP audited our consolidated financial statements as of December 31, 2019 and 2018 and for each of the years ended December 31, 2019, 2018, and 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting. Approval of our independent auditors is not a matter required to be submitted to stockholders; however, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate practice.
Fees
The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our Company’s annual financial statements for the fiscal years 2019 and 2018 and fees billed for other services rendered by Ernst & Young LLP during those periods, all of which were pre-approved by the Audit Committee.
	Year Ended December 31,
	2019	2018
Audit Fees	$1,896,000	$1,560,000
Audit-Related Fees	—	—
Tax Fees	1,096,000	854,000
All Other Fees	2,000	2,000
Total	$2,994,000	$2,416,000
Audit Fees
The aggregate fees billed by Ernst & Young LLP for professional services rendered to our Company for the audit of our Company’s annual financial statements for fiscal years 2019 and 2018, the audit of the effectiveness of our Company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal years 2019 and 2018, the reviews of the financial statements included in our Company’s Forms 10-Q for fiscal years 2019 and 2018, and services relating to securities and other filings with the SEC, including comfort letters and consents, were approximately $1,896,000 and $1,560,000, respectively.
Audit Related Fees
Ernst & Young LLP was not engaged to perform services for our Company relating to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, or consultation concerning financial accounting and reporting standards for fiscal years 2019 and 2018.
Tax Fees
The tax fees billed by Ernst &Young LLP to our Company for tax compliance and preparation services for fiscal years 2019 and 2018 were approximately $815,000 and $758,000 respectively. The tax fees billed by

Ernst & Young LLP to our Company for tax advice and tax planning services for fiscal years 2019 and 2018 were approximately $281,000 and $96,000, respectively.
All Other Fees
The aggregate other fees billed by Ernst & Young LLP to our Company were approximately $2,000 for fiscal years 2019 and 2018, respectively, for access to an online accounting research tool.
Determination of Auditor Independence
The Audit Committee considered the provision of non-audit services by our independent auditor and has determined that the provision of such services was consistent with maintaining the independence of Ernst & Young LLP.
Audit Committee’s Pre-Approval Policies
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our Company’s independent auditor, provided, however, pre-approval requirements for non-audit services are not required if all such services: (1) do not aggregate to more than five percent of total fees paid by us to our accountant in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to the completion of the audit.
At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent auditing firm is required to confirm that the provision of such services does not impair its independence. Pursuant to the Sarbanes Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with its pre-approval policies and procedures described herein.

PROPOSAL 3  —  ADVISORY VOTE ON EXECUTIVE COMPENSATION
Background on Advisory Vote
Federal legislation (Section 14A of the Exchange Act) requires that we periodically include in our Proxy Statement a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In an advisory vote in 2017, our stockholders voted to recommend, and the Board adopted, holding a Say-on-Pay vote on an annual basis.
Our Executive Compensation Program
As described more fully in our Compensation Discussion and Analysis section of this Proxy Statement (“CD&A”) and the related tables and narrative, we design our executive compensation program to reward, retain and, in the case of new hires, attract executive officers to support our business strategy, achieve our short-term and long-term goals, and provide continued success for our operators, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our executive compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.
The Compensation Committee engages in an annual review to establish the annual salaries and the terms and conditions of annual cash bonus opportunities, long-term incentive awards and employment agreements with our executive officers. The compensation programs for 2018 and 2019 were described in the CD&A included in the Company’s proxy statement for our 2019 annual meeting of stockholders, at which approximately 95% of the votes cast approved the Company’s executive compensation in the advisory “Say-on-Pay” vote.
Say on Pay Support
We urge you to read the CD&A section of this Proxy Statement for the details on the Company’s executive compensation program, including the executive compensation programs implemented for 2018-2020 and 2019-2021. Our executive compensation programs emphasize pay for performance, such that the interests of all of our executive officers are aligned with the interests of stockholders. For a detailed description of how we have structured performance-based compensation programs and the recent results, see “Compensation Discussion and Analysis — Pay for Performance Alignment.”
Proposed Vote
The following resolution will be submitted for a stockholder vote at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve the compensation of the Company’s executive officers as described in the Proxy Statement issued in connection with the 2020 Annual Meeting of stockholders, including in the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures contained therein.
Because the vote is advisory, the outcome of the vote will not be binding upon the Board of Directors, the Compensation Committee or the Company, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal; however, the Compensation Committee will consider the outcome of the vote when evaluating future executive compensation arrangements.

Voting Required for Approval
Approval, on an advisory basis, of the compensation of our executive officers will be decided by the affirmative vote of a majority of the votes cast by all stockholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board
The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company’s executive officers as described in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis
Our Compensation Discussion and Analysis (“CD&A”) addresses the following topics:
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2019 Achievements and Performance Results;

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Pay for Performance Alignment;

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Summary of Executive Compensation Program and Governance Practices;

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Components of Omega’s Executive Compensation Program;

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Omega’s Compensation Decisions and Results for 2019; and

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Omega’s Compensation Decisions for 2020.

2019 Achievements and Performance Results
We believe that our operating results in 2019 display the strength of our conservative balance sheet and operating model against the backdrop of a dynamic operating environment. As healthcare delivery continues to evolve, we continuously evaluate our assets, operators and markets to position our portfolio for long-term success. Our strategy includes applying our proprietary data analytics platform to enhance investment underwriting and asset management, as well as selling or transitioning assets that do not meet our portfolio criteria. In 2019, using our proprietary data analytics platform, we completed substantially all of our strategic asset repositions and transitioning objectives, which included selling 34 facilities subject to operating leases for approximately $219.3 million in net proceeds, recognizing a gain on sale of approximately $55.7 million.
Significant specific accomplishments in 2019 included the completion of the following transactions totaling approximately $1.7 billion in new investments:
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$661 million acquisition by merger (the “MedEquities Merger”) of MedEquities Realty Trust, Inc. (“MedEquities”). In the MedEquities merger, we acquired 33 facilities subject to operating leases, four mortgages, three other investments and an investment in an unconsolidated joint venture. We issued approximately 7.5 million shares of Omega common stock and paid approximately $63.7 million of cash consideration to former MedEquities stockholders in the MedEquities Merger.

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$757 million Encore portfolio acquisition. We completed the $757 million portfolio acquisition of 60 facilities (the “Encore Portfolio”). Consideration at closing consisted of approximately $369 million of cash and the assumption of approximately $389 million in mortgage loans guaranteed by the U.S. Department of Housing and Urban Development. Our investment primarily consisted of $735 million of real estate assets and escrows.

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$104 million investment in an unconsolidated joint venture in the U.K., inclusive of transaction costs. We purchased a 49% interest in the joint venture from Healthpeak Properties, Inc. The joint venture primarily owns 67 care homes in the U.K. and development and working capital loans.

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Acquisition of three SNFs for approximately $25 million from an unrelated third party. The facilities are located in North Carolina and Virginia, and were added to an existing operator’s master lease with an initial cash yield of 9.5% with 2.0% annual rent escalators.

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$192 million of investments in Omega’s capital expenditure programs.

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In addition, on January 11, 2019, we completed the sale to affiliates of Orianna Health Systems (“Orianna”) of the remaining 15 SNFs subject to a direct financing lease with Orianna for $176 million of consideration. On the same date, Orianna repaid in full the debtor-in-possession financing that Omega had provided, including all related interest. On January 16, 2019, Orianna’s plan of reorganization was confirmed creating a Distribution Trust (the “Trust”) to distribute the proceeds from Orianna’s sale of the remaining 15 SNFs, as well as the Trust’s collections of Orianna’s accounts receivable portfolio. As a result of the foregoing, Orianna’s restructuring efforts are largely completed.

TSR Performance Results for One-, Three-, Five- and Ten-Year Periods ended 2019
In addition to our strong total shareholder return (“TSR”) of approximately 29% for 2019, we outperformed the FTSE Nareit Equity Health Care Index (the “Index”) by approximately 1,077 basis points on a compounded, annualized basis over a three-year period ended 2019. The charts below illustrate our TSR performance over a variety of short-term and long-term time-periods.
TSR Annualized Performance for Multi-Year Periods ended December 31, 2019

Pay for Performance Alignment
Our Compensation Committee (sometimes referred to as the “Committee” within the CD&A section of this document) has endeavored to structure the compensation program of our named executive officers (sometimes referred to herein as “NEOs”) to align performance with enhanced stockholder value. The information below demonstrates how the compensation our named executive officers received in 2019 was aligned with the Company’s performance.
Variable Pay Linked to Performance
For 2019, approximately 85% of our Chief Executive Officer’s total target compensation and 78% of the total target compensation for our other named executive officers was variable, performance-based compensation and/or at-risk (including annual cash bonus, annual performance-based equity awards, and annual time-based grants that are subject to stock price fluctuations). Further, 66% of our Chief Executive Officer’s target compensation for 2019 and 62% of our other named executive officers’ target compensation for 2019 was in the form of equity-based compensation.
2019 Target Compensation Mix
2019 Annual Cash Incentives Earned
For 2019, our Chief Executive Officer earned an annual cash incentive equal to 128% of his target annual cash incentive and the other named executive officers earned annual cash incentives equal to, on average, 107% of their target annual cash incentive compensation. The graph below contains the earned cash bonus payouts as a percentage of target over the most recent five fiscal years and depicts a pay for performance system that the Compensation Committee believes is well aligned. See “Omega’s Compensation Decisions and Results for 2019 — Annual Cash Incentive Program Performance Goals and Results.”

Annual Cash Incentive Payouts 2015 – 2019
Long-Term Incentive Compensation
Performance goals incorporated into our annual performance-based equity awards drive a significant portion of what our named executive officers actually earn over time by directly linking both TSR and TSR relative to an index (which we call “Relative TSR”) to the amounts earned over the three-year performance periods. As a result, in periods when our TSR and Relative TSR have superior performance, our named executive officers will earn more than their target level of compensation and in periods when our TSR and Relative TSR under-perform, our named executive officers will earn less than their target level of compensation.
To make even more of our named executive officer’s long-term compensation performance-based, the Committee increased the percentage of the named executive officers’ target long-term compensation that is linked to objective performance to 60% for 2016, up from 50% in 2015. For the 2017, 2018 and 2019 awards, the Committee continued to maintain this increased percentage. Further, after a disappointing year of stock price performance in 2017, the Committee substantially increased the level of TSR required to achieve the performance goals for 2018 for performance-based awards granted in 2018. See “Omega’s Compensation Decisions and Results for 2019 — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2019 — TSR Performance-Based Profits Interest Units.”
Long-Term Incentive Compensation Earned in 2019
Our Relative TSR for the three-year performance period ended December 31, 2019 of 1,077 basis points in excess of the Index (which delivered a return of 10.53% over the period) significantly exceeded the high performance level of +300 basis points. Therefore, the Relative TSR-based equity incentives for that period were earned at the high level of performance.
Our TSR for the three-year performance period ended December 31, 2019 of 21.3% exceeded the high level of performance of 12%. Therefore, the TSR-based equity incentives for that period were also earned at high level of performance. Our Relative TSR and TSR for these purposes are based on November and

December average closing stock prices before the beginning and at the end of the three year performance period. As a result, the numbers are different than shown in the “3-Year Total Return” bar chart under “TSR Annualized Performance for the Multi-Year Periods ended December 31, 2019.”
For more detail and discussion regarding long-term incentive compensation earned and tracking over other three-year performance periods, see “Omega’s Compensation Decisions and Results for 2019 — Performance Results for Long-Term Equity Incentives ended December 31, 2019.”
Consideration of Prior “Say-on-Pay” Advisory Votes
At our 2019 annual meeting of stockholders, holders of over 94% of the votes cast on such proposal approved the advisory vote (“say-on-pay”) on the 2018 compensation of our named executive officers, which was consistent with the level of support we received in 2018 and 2017 on our “say-on-pay” proposal. The Committee considered the results of the advisory vote when setting executive compensation for 2019 and plans to continue to do so in future executive compensation policies and decisions.
Summary of Executive Compensation Program and Governance Practices
Our executive compensation programs are designed to attract and retain the highest quality executive talent possible and to provide meaningful incentives for our executive officers to strive to enhance stockholder value over both near- and longer-term periods by aligning their total compensation with the Company’s performance. Below is a summary of certain executive compensation programs and governance practices — both the practices implemented to drive performance and the practices we have avoided because we do not believe they would serve our stockholders’ long-term interests.

Our compensation system seeks to maintain best practices and support strong corporate governance.
What we do…	What we do not do…
We balance our incentive programs to provide an appropriate mix of annual and longer-term incentives, with long-term incentive compensation comprising a substantial percentage of target total compensation.
A substantial percentage of target total compensation is based on performance; we pay for performance that has a direct alignment with TSR and Relative TSR performance, among other performance goals. Salaries comprise a relatively modest portion of each named executive officer’s overall compensation opportunity.
We use multiple performance measures as well as different performance measures for cash bonuses and multi-year equity awards, which mitigates compensation-related risk. We also measure performance across various performance periods.
We enhance executive officer retention with time-based vesting schedules for certain equity incentive awards to provide a balance with performance-based awards.
We use the market median of our peer group as the starting point for determining the right form and amount of compensation for each named executive officer but also take into account qualitative factors such as an individual’s experience, skill sets, prior performance, and other relevant considerations.
We aim for aggregate target annual compensation for the named executive officers to be generally in line with the median aggregate annual compensation for the top five executive officers of the peer group.
We have robust stock ownership guidelines for our senior officers and directors.
We engage an independent compensation consultant selected by our Compensation Committee to advise the Committee on compensation matters.
We have a Compensation Committee comprised solely of independent directors.
We maintain a clawback policy that, in the event of a financial restatement, allows the Company to recover certain incentive compensation paid to executive officers.

We do not guarantee annual salary increases or bonuses and Omega has no guaranteed commitments to grant any equity-based awards.
We do not pay excise tax gross-ups with respect to payments made in connection with a change in control.
We do not allow hedging or pledging of Company stock by executive officers (or other employees or directors).
We do not encourage unnecessary or excessive risk taking; incentive awards are not based on a single performance measure and do not have guaranteed minimum or uncapped payouts.
We do not pay dividends on unearned performance shares (other than fractional distributions on Profits Interest Units, which are made for tax reasons).
We do not provide any significant perquisites.

What We Pay and Why
Following is a summary of (i) the Compensation Committee’s objectives for the compensation of our named executive officers and (ii) how the Compensation Committee believes its decisions on executive officer compensation achieve the stated objectives:
OBJECTIVES
• Reward performance and initiative
• Attract, retain and reward executive officers who have the motivation, experience and skills to continue our track record of profitability, growth and attractive TSR
• Be competitive with other REITs viewed as competitors for executive talent
• Link compensation with enhancing stockholder value

•
Reward for short-term and long-term successes, particularly measured in terms of growth in Funds Available for Distribution (“FAD”) per share, and tenant quality, leverage, TSR and Relative TSR performance

• Encourage and facilitate our executive officers’ ability to achieve meaningful levels of ownership of our common stock
HOW OMEGA ACCOMPLISHES ITS OBJECTIVES
• While we do not employ a formula, base salary generally comprises a relatively small portion of each named executive officer’s total target pay
• Annual cash bonus generally comprises a significant portion but less than a quarter of each named executive officer’s total target pay
• A majority of each named executive officer’s total target compensation is structured as performance-based using a combination of annual cash bonus and long-term incentive equity awards

•
We do not target a specific percentile range within the Company’s peer group when determining an individual named executive officer’s pay; instead, the Compensation Committee uses the peer group median as the starting point and reviews market data from the peer group and internal pay equity as two of several reference points useful for determining compensation for each named executive officer

•
We utilize a variety of objective performance goals that we consider key drivers of value creation to minimize the potential risk associated with over-weighting any particular performance measure. Goals have historically included FAD per share, tenant quality, leverage, TSR and Relative TSR

•
The ultimate value of performance-based long-term incentive equity awards is dependent on both the Company’s future TSR and Relative TSR as compared to a REIT index. We think using both performance measures, together with time-based equity awards, provides a balanced approach that does not motivate excessive risk taking

Independent Compensation Consultant
The Committee has retained FPL Associates, L.P. (“FPL”) as its independent compensation consulting firm to advise the Committee with respect to the compensation of our named executive officers and the compensation of our directors. FPL has been engaged to provide the Committee with relevant data concerning the marketplace, benchmarking against our peer group and FPL’s own independent analysis and recommendations concerning executive compensation and was paid approximately $69,000 for these services in 2019. At the direction of the Nominating and Corporate Governance Committee of the Board, the Company also engaged affiliates of FPL to assist the Company and the Board of Directors in developing talent assessment and development programs, and to assist the Nominating and Corporate Governance Committee in identifying potential candidates to the Board of Directors. The Company paid affiliates of FPL approximately $39,000 for these additional services in 2019. The Committee does not believe the additional services provided by affiliates of FPL create any conflict of interest.

Peer Group Benchmarking
The Committee benchmarks named executive officer compensation in relation to a peer group of public equity REITs identified by FPL as being comparable to the Company based on one or more of the following factors:
•
similarity to Omega in terms of property focus;

•
net lease structure;

•
market capitalization; and

•
geographic business region.

Since 2015, the Committee has endeavored to minimize changes to the peer group to maintain consistency of year over year comparisons. The Committee adopted a new peer group in 2018 and utilized the same peer group for 2019. The peer group is shown below.
Peer	Industry	Market Capitalization ($MM)
Welltower Inc.	Health Care	$33,551
Realty Income Corporation	Other Retail	$24,598
Ventas, Inc.	Health Care	$21,697
Healthpeak Properties, Inc.	Health Care	$17,672
W. P. Carey Inc.	Diversified	$13,789
Duke Realty Corporation	Industrial	$12,862
Medical Properties Trust, Inc.	Health Care	$10,928
Omega Healthcare Investors, Inc.	Health Care	$9,849
Federal Realty Investment Trust	Shopping Center	$9,803
National Retail Properties, Inc.	Other Retail	$9,206
Healthcare Trust of America, Inc.	Health Care	$6,670
EPR Properties	Diversified	$5,543
Spirit Realty Capital, Inc.	Other Retail	$5,040
Healthcare Realty Trust Incorporated	Health Care	$4,495
Lexington Realty Trust	Diversified	$2,739

Source:   S&P Global as of December 31, 2019.
Omega as Compared to 2019 Peer Group
($ in millions as of December 31, 2019)

Compensation Setting Process
The Committee uses data and information provided by FPL, including comparisons of Omega’s executive compensation programs to those of Omega’s peer group, to assist the Committee in undertaking a comprehensive annual review to establish base salaries and the terms and conditions of annual cash bonus opportunities, and long-term incentive awards of our executive officers. In addition, our Chief Executive Officer provides the Committee information regarding management’s performance as well as other factors the Chief Executive Officer believes should impact the compensation of our named executive officers. The Committee also requests and receives recommendations from our Chief Executive Officer regarding the compensation for each of the named executive officers and the business and performance targets for long-term incentive awards and annual cash bonuses for each named executive officer.
Market data provided by FPL is an important tool for analysis and decision-making. The Committee takes into account the recommendations of FPL and our Chief Executive Officer in applying its own independent judgment in determining the compensation of our named executive officers. In reaching compensation decisions, the Committee also considers the decision-making responsibilities of each position and the experience, work performance, team-building and talent development skills of each named executive officer, as well as the Company’s overall performance and the achievement of our strategic objectives and budgets during the prior year. The ultimate determination of the compensation that will be paid to our named executive officers and the elements that comprise that compensation are made solely by the Committee.
Components of Our Executive Compensation Program
Our named executive officers’ compensation currently has three primary components, which are discussed in more detail below:
•
annual base salary,

•
annual cash incentive awards, and

•
annual long-term equity incentive awards.

Variable pay constitutes the majority of our executives’ compensation, which allows the Committee to reward superior performance and penalize under-performance, while the long-term equity incentive portions of our compensation programs serve to align the interests of our named executive officers with the interests of our stockholders. With respect to the aggregate annual long-term incentive opportunity for years prior to 2020, compensation for threshold and high performance has been designed to approximate 75% and 150%, respectively, of compensation for target performance.
Objectives and Important Features of Our Executive Compensation Program
	Link to Program Objectives	Type of Compensation	Important Features
Base Salary	• Fixed level of cash compensation to attract and retain key executives in a competitive marketplace • Preserves an executive’s commitment during downturns	Cash	• Determined based on evaluation of individual executives, compensation internal pay equity and a comparison to the peer group
Annual Cash Bonus	• Target cash incentive opportunity (set as a percentage of base salary) to encourage achievement of annual Company financial and operational goals	Cash	• Majority (70% for 2019) of incentive opportunity based on objective performance measures, which includes FAD per Share, Tenant Quality and Leverage

	Link to Program Objectives	Type of Compensation	Important Features
	• Assists in attracting, retaining and motivating executives in the near term		• A portion (30% for 2019) of the payout is also based on individual performance
Long-Term Incentives RSUs and Profits Interest Units (Time-based)
•
Focuses executives on achievement of long-term financial and strategic goals and TSR, thereby creating long-term stockholder value

•
Assists in maintaining a stable, continuous management team in a competitive market

•
Maintains stockholder- management alignment

•
Easy to understand and track performance

•
Limits dilution to existing stockholders relative to utilizing stock options

		Long-Term Equity	• 40% of target annual long-term incentive awards in 2019 • Provides upside incentive in up market, with some down-market protection • Three-year cliff-vest (subject to certain exceptions)
Long-Term Incentives PRSUs and Profits Interest Units (Performance- based)		Long-Term Equity
•
60% of target annual long-term incentive award in 2019

•
Three-year performance periods with the actual payout based on TSR and Relative TSR performance

•
Provides some upside in up- or down-market based on relative performance

•
Direct alignment with stockholders

•
Additional vesting once earned (25% per calendar quarter) for enhanced retention

Long-Term Equity Incentive Program
Total Shareholder Return and Relative Total Shareholder Return Drive Actual Realized Pay
Our TSR and Relative TSR drive a significant portion of what Omega’s named executive officers actually earn over time while management’s performance against strategic, operational, capital allocation and management goals drives the Committee’s annual compensation decisions. The Committee believes that the long-term equity incentive program’s design reflects a high degree of rigor, aligns management’s focus on achieving the Company’s strategy with the TSR and Relative TSR expectations of our stockholders and provides executives with quantifiable incentives and an opportunity to acquire meaningful levels of ownership of our common stock. Based on advice from FPL, the Committee also believes that the long-term equity incentive program’s design is competitive as compared with current market practice in the REIT industry for similar plans and provides an appropriate risk-reward trade-off.
Overview of Long-Term Equity Incentives
The Committee makes annual grants of equity awards to each named executive officer that are earned over a three-year period running from January 1 of the year of grant.
A percentage of each named executive officer’s annual grant is earned based on the Company’s performance over the three-year period (the “Performance-based Award”) (based on objective metrics), and a percentage is earned based on the officer’s continuing employment (subject to certain exceptions) over the three-year period (the “Time-based Award”). For awards granted in 2016 and later, the Performance-based

Award was 60% (expressed as a dollar amount at the target performance level) of the equity award and the Time-based Award was 40%.
Of the Performance-based Awards granted in January 2019:
•
50% of the value (at the target level) is earned based on the Company’s TSR over the three-year performance period (“TSR-based Awards”); and

•
the other 50% of the value (at the target level) is earned based on the Company’s Relative TSR over the three-year performance period (“Relative TSR-based Awards”).

TSR-based and Relative TSR-based Awards were granted in the form of the performance-based restricted stock units (“PRSUs”) before 2015. From 2015 through 2018, TSR-based awards were granted in the form of “Profits Interest Units” (defined below), which are potentially convertible into our common stock). Since 2019, each of our named executive officers has been given the option to elect to receive these awards in the form of PRSUs or Profits Interest Units. Prior to 2019, the Time-based Awards were granted in the form of restricted stock units (“RSUs”), and since 2019, each of our named executive officers has been given the option to elect to receive the Time-based Awards in the form of RSUs or Profits Interest Units.
The Profits Interest Units have the same value from an accounting perspective and have substantially similar terms and conditions as the PRSUs or RSUs that they replace. “Profits Interest Units” are limited partnership units structured as profits interests of Omega OP. Pursuant to Omega OP’s partnership agreement, Profits Interest Units are convertible into OP Units, at the election of the holder or Omega OP, on a one-to-one basis, subject to conditions on minimum allocation to the capital accounts of the holders of Profits Interest Units for federal income tax purposes. Each OP Unit is redeemable at the election of the holder for cash equal to the then fair market value of one share of Omega common stock, subject to the Company’s election to exchange the OP Units tendered for redemption for shares of Omega common stock on a one-for-one basis, and further subject to adjustment as set forth in the partnership agreement. Profits Interest Units can provide tax advantages to the named executive officers as compared to RSUs or PRSUs. Many REITs that have similar structures as Omega grant limited partnership interests in an operating partnership similar to Profits Interest Units.
Additional details of the 2019 annual equity award grants for our named executive officers are discussed under the heading “Our Compensation Decisions and Results for 2019 — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2019.”
Year-over-Year Changes
The Committee annually reviews the structure of the Company’s long-term equity incentive program to ensure its competitiveness externally as well as effectiveness internally in supporting the Company’s compensation philosophy. The Committee receives input from FPL and also considers evolving best practices and stockholder feedback. As a result, despite the historically high level of stockholder support with the Company’s executive compensation program, the Committee has proactively made enhancements to the long-term incentive program, as outlined in the table below.
Year	Program Enhancements
2016
•
Increased the emphasis on Performance-based Awards by moving from a mix of 50%/50% of Performance- and Time-based Awards, respectively, to a mix of 60%/40% of Performance- and Time-based Awards, respectively

•
Increased the rigor of the Relative TSR comparison by adding an additional 50 bps of required performance at target

•
Based equity award values on grant date fair value in comparison to the peer group to align with SEC disclosure requirements rather than on the basis of projected estimated economic value

•
Changed Relative TSR comparator from MSCI U.S. REIT Index to the FTSE Nareit Health Care Index to better compare our performance with that of our direct peers

2018
•
Increased the rigor of the TSR performance hurdles on a one-time basis for 2018 awards only in light of our stock price performance for 2017, moving from threshold, target and high hurdles of 8%, 10%, and 12%, respectively, up to 12%, 14%, and 18%, respectively

2019
•
Decreased the amount of the annual cash bonus incentive tied to subjective performance criteria from 40% to 30% of the overall opportunity, thereby putting more weight on objective performance criteria

•
Adopted a clawback policy allowing the Company, in the event of a financial restatement, to recover certain incentive compensation paid to executive officers

2020
•
Adopted a retirement policy providing for prorated retirement-based vesting of long-term equity incentive awards granted on or after January 1, 2020 for employees who have reached the age of 62 and provided at least ten years of service to the Company

•
Delayed vesting of equity awards upon certain termination events, allowing the Company to reduce the earned or vested amount of the award in the event of covenant breaches by the officers, including breach of non-competition and non-solicitation covenants

Our Compensation Decisions and Results for 2019
2019 Annual Base Salaries
The Committee established annual base salaries for the named executive officers for 2019 to be generally in line with the approximate median for our peer group, based on analyses provided by FPL, with appropriate adjustments to preserve internal pay equity. The annual base salaries for our named executive officers for 2019 were increased by 3% over 2018 and are set forth below:
Name	2019 Base Salary
C. Taylor Pickett	$799,800
Daniel J. Booth	$517,200
Steven J. Insoft	$506,600
Robert O. Stephenson	$495,900
Michael D. Ritz	$341,200

2019 Annual Cash Incentive Opportunities
The Committee established the following annual cash bonus opportunities for 2019 for our named executive officers:
Name	Annual Incentive (% of Base Salary)
	Threshold	Target	High
C. Taylor Pickett	100%	125%	200%
Daniel J. Booth	50%	75%	100%
Steven J. Insoft	50%	75%	100%
Robert O. Stephenson	50%	75%	100%
Michael D. Ritz	50%	75%	100%
2019 Annual Cash Incentive Performance Goals and Results
Annual Cash Incentive Performance Goal #1: FAD per Share
Weighting	Threshold	Target	High	2019 Results
30%	$2.66	$2.69	$2.73	$2.77
Why is this metric important?   FAD per share is important as it provides an enhanced measure of the operating performance of Omega’s core portfolio.
How is this metric calculated?   FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items, where FFO is calculated in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. See “Use of Non-GAAP Financial Measures” below.
Performance:   In 2019, Omega achieved $2.77 FAD per share, resulting in an achievement at the high hurdle level.
Annual Cash Incentive Performance Goal #2: Tenant Quality
Weighting	Threshold	Target	High	2019 Results
30%	98%	98.5%	99%	98.31%
Why is this metric important?   Tenant quality is important as it helps to measure the financial strength of our tenants and the quality of our underwriting, and accordingly, the reliability of our projected income stream.
How is this metric calculated?   Tenant quality is a non-GAAP measured calculated as the percentage of actual cash collected (within 30 days of the due date) in relation to the Board approved 2019 budgeted operator cash lease and mortgage revenue. See “Use of Non-GAAP Financial Measures” below.
Performance:   In 2019, Omega achieved 98.31% tenant quality, resulting in an achievement between the threshold and target hurdles.

Annual Cash Incentive Performance Goal #3: Leverage
Weighting	Threshold	Target	High	2019 Results
10%	5.3x	5.1x	4.9x	5.19x
Why is this metric important?   Leverage is important as it helps to measure our balance sheet and solvency risk and hence our ability to maintain our credit ratings and access the capital markets at favorable rates.
How is this metric calculated?   Leverage is a non-GAAP financial measure which equals funded debt/adjusted pro forma annualized EBITDA. See “Use of Non-GAAP Financial Measures” below.
Performance:   In 2019, Omega achieved 5.19x leverage, resulting in an achievement between the threshold and target hurdles.
Annual Cash Incentive Performance Goal #4: Committee’s Assessment of Individual Performance
Weighting
30%
Why is this metric important?   It allows the Committee to consider other financial and non-financial factors and to recognize and appropriately reward each officer’s particular contributions to the success of Omega.
Performance:   The percentages earned under the individual performance metric and material factors considered include the following:
C. Taylor Pickett — 90% of maximum
•
Spearheaded MedEquities and Encore acquisitions effectively

•
Knows and uses industry data effectively

•
Provides excellent thought leadership

•
Improved the human resource function

•
Realigned and improved effectiveness of reporting structure

Daniel J. Booth — 80% of maximum
•
Effectively managed a significant number of troubled situations

•
Sourced and successfully closed a number of transactions

•
Managed the diligence and high level MedEquities, Encore and UK portfolio communications

Steven J. Insoft — 80% of maximum
•
Managed the Maplewood relationship and the development of various properties including Inspir at Carnegie Hill

•
Performs well as an integral member of the data management team

Robert O. Stephenson — 80% of maximum
•
Developed and improved investor relations function

•
Continued to improve corporate back office

•
Made a significant contribution to the MedEquities and Encore acquisition efforts

Michael D. Ritz — 80% of maximum
•
Continued to improve and find value added opportunities in the accounting function

•
Made an important contribution in developing the MedEquities, Encore and UK portfolio deal structures and considering related accounting ramifications

Accordingly, the Committee approved the following cash bonuses relating to 2019 performance:
FAD per Share (30%)
Executive	Threshold	Target	High	Actual
	$2.66	$2.69	$2.73	$2.77
C. Taylor Pickett	$239,940	$299,925	$479,880	$479,880
Daniel J. Booth	$77,580	$116,370	$155,160	$155,160
Steven J. Insoft	$75,990	$113,985	$151,980	$151,980
Robert O. Stephenson	$74,385	$111,578	$148,770	$148,770
Michael D. Ritz	$51,180	$76,770	$102,360	$102,360
Tenant Quality (30%)
Executive	Threshold	Target	High	Actual
	98%	98.5%	99%	98.31%
C. Taylor Pickett	$239,940	$299,925	$479,880	$277,131
Daniel J. Booth	$77,580	$116,370	$155,160	$101,630
Steven J. Insoft	$75,990	$113,985	$151,980	$99,547
Robert O. Stephenson	$74,385	$111,578	$148,770	$97,444
Michael D. Ritz	$51,180	$76,770	$102,360	$67,046
Leverage (10%)
Executive	Threshold	Target	High	Actual
	5.3x	5.1x	4.9x	5.19x
C. Taylor Pickett	$79,980	$99,975	$159,960	$90,977
Daniel J. Booth	$25,860	$38,790	$51,720	$32,971
Steven J. Insoft	$25,330	$37,995	$50,660	$32,296
Robert O. Stephenson	$24,795	$37,193	$49,590	$31,614
Michael D. Ritz	$17,060	$25,590	$34,120	$21,751
Subjective (30%)
Executive	Threshold	Target	High	Actual
C. Taylor Pickett	$239,940	$299,925	$479,880	$432,012
Daniel J. Booth	$77,580	$116,370	$155,160	$124,239
Steven J. Insoft	$75,990	$113,985	$151,980	$121,171
Robert O. Stephenson	$74,385	$111,578	$148,770	$119,172
Michael D. Ritz	$51,180	$76,770	$102,360	$81,843
Use of Non-GAAP Financial Measures
FFO, Adjusted FFO, FAD, Tenant Quality and Leverage are non-GAAP financial measures. The Company believes that these measures are important supplemental measures of its operating performance. The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by Nareit, and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Depreciation adjustments are made because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD are not comparable to the Nareit definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
Leverage is a non-GAAP financial measure which refers to ratio of funded debt to adjusted pro forma annualized EBITDA. Funded debt is defined as gross balance sheet debt less balance sheet cash. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA eliminates items such as acquisition costs and stock-based compensation expense and adds back certain non-cash expenses, if any, to EBITDA. Adjusted pro forma EBITDA adds to adjusted EBITDA the incremental EBITDA from (i) new investments and divestitures made during the 4th quarter assuming an October 1st purchase or sale date and (ii) inception to date funding of construction in progress multiplied by the estimated contractual quarterly yield assuming an October 1st in-service date. EBITDA, adjusted EBITDA, adjusted pro forma EBITDA and related ratios are non-GAAP financial measures. Annualized EBITDA, adjusted annualized EBITDA, and adjusted pro forma EBITDA assume the current quarter results multiplied by four, and are not projections of future performance.
Tenant quality is a non-GAAP measure calculated as the percentage of actual cash collected (within 30 days of the due date) in relation to the Board approved 2019 budgeted operator cash lease and mortgage revenue.
These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income. A reconciliation of FFO, Adjusted FFO and FAD to the most comparable GAAP measure is fully set forth in the Company’s earnings release included as Exhibit 99.1 to the Form 8-K furnished on February 5, 2020.
Long-Term Equity Incentives for Three-Year Period commencing January 1, 2019
As discussed under the heading “Components of Omega’s Executive Compensation Program — Long-Term Equity Incentive Program — Overview of Long-Term Equity Incentives,” the Committee granted an annual equity award to each named executive officer for 2019 that is earned over a three-year period running from January 1, 2019. The grant is split based on the target value of the executive’s long-term incentive award opportunity, which is comprised 60% of the Performance-based Award and 40% of the Time-based Award. For awards granted in 2019, the Performance-based Awards are comprised 50% (based on target value) of Relative TSR -based Awards and 50% (based on target value) of TSR-based Awards. For the 2019 grants each named executive officer was permitted to elect to receive RSUs or Profits Interest Units for the Time-Based Award (referred to collectively as “Time-based Units”) and PRSUs or Profits Interest Units for the Performance-based Award (referred to collectively as “Performance-based Units”).
Time-Based Units
The Time-based Units award is subject to three-year cliff vesting running from January 1, 2019 and is subject to the named executive officer’s continued employment on the vesting date, except in the case of death, “disability,” termination by the Company without “cause,” or resignation for “good reason” (as those terms are defined in the award agreement, each a “Qualifying Termination”). If the Qualifying Termination is not in connection with a “Change in Control” (as defined in the award agreement), the executive officer will vest in one-third of the Time-based Units for each year or partial year of service performed during the three-year vesting period. If the Qualifying Termination occurs after, or within 60 days before, a Change in Control, vesting will be accelerated 100%. Dividend equivalents (or distributions in the case of Profits Interest Units) accrue on the units and are paid currently on unvested and vested Time-based Units. Vested Time-based Units that were issued in the form of RSUs are paid in Company common stock upon vesting. In the case of Profits Interest Units, the units were already issued upon grant so no issuance occurs upon vesting.
Relative TSR Units and TSR Units
These units are earned based on the Company’s TSR over the three-year performance period beginning January 1, 2019, relative to the Index, or in the case of TSR Units, based solely on the Company achieving the levels of TSR over the three-year performance period, in each case as shown in the table below:
The Committee set the payout levels of these awards so that the aggregate long-term equity incentive opportunity, including Time-based Units, would be 0.75x, 1.0x, and 1.5x at threshold, target, and high, respectively. The grant date fair value of the Time-based Units is subtracted from the aggregate long-term equity incentive opportunity at each of the threshold, target and high levels to arrive at the performance-based long-term incentive opportunity, and 50% of the grant date fair value of the performance-based long-term incentive opportunity at each performance level is represented by TSR Units, with the other 50% being represented by Relative TSR Units. If achievement of the Relative TSR Units or the TSR Units falls below the threshold hurdles, no amount of the respective award will be earned; and if it falls between threshold and target or target and high achievement levels, the number of units of such award that is earned will be determined by an interpolation formula. The starting and ending stock prices used in the achievement calculations are the November and December average closing price per share of Company common stock before the beginning and at the end of the performance periods.
The number of units earned will be determined as of the last day of the performance period, with 25% of the earned units vesting on the last day of each calendar quarter in the year following the end of the three-year performance period, subject to the named executive officer’s continued employment on the vesting date except in the case of a Qualifying Termination or a Change in Control. If the Qualifying Termination is not in connection with a Change in Control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination or will be accelerated 100% if the Qualifying Termination occurs on or after the end of the three-year performance period. If a Change in Control occurs, the performance period will end on the date of the Change in Control. If the named executive officer is employed on the date of the Change in Control or has a Qualifying Termination within 60 days before the Change in Control, the units will be earned and vested on the date of the Change in Control only to the extent that the TSR and Relative TSR performance goals are satisfied as of the date of the Change in Control.

The earned and vested units that are granted in the form of PRSUs will be paid in Company common stock within ten (10) days following vesting or on the date of a Change in Control, if earlier. In the case of Profits Interest Units, the units were already issued upon grant, so no issuance occurs upon vesting, but any unearned units are forfeited at the end of the performance period and any units that fail to vest are also forfeited.
Dividend equivalents accrue on PRSUs that are subsequently earned at the end of the performance period and are then paid currently, before vesting. In the case of Profits Interest Units, while the named executive officers hold Profits Interest Units that are both unvested and unearned, they will receive distributions from Omega OP when a distribution is paid to holders of OP Units of an amount per Profits Interest Unit (the “Interim Distribution”), and a corresponding percentage allocation of net income and net loss under the partnership agreement of Omega OP, equal to (i) 10% of distributions and allocations in the ordinary course and (ii) 0% of distributions and allocations not in the ordinary course. Providing for initial minimal ordinary course distributions and allocations of 10% while the Profits Interest Units are unearned is an approach that has been used by other REITs to ensure that the units will satisfy the requirements under federal tax law to be treated as profits interests. After any Profits Interest Units become earned (but not necessarily vested), the named executive officer will receive a distribution from Omega OP (and a corresponding allocation of net income and net loss per earned Profits Interest Unit) equal to the excess of: (i) the amount of distributions from Omega OP that would have been paid if the Profits Interest Unit had been an OP Unit on January 1 of the year of grant over (ii) the Interim Distribution per Profits Interest Unit. Thereafter, the named executive officer will receive distributions and allocations of net income and net loss pursuant to the partnership agreement of Omega OP.
Performance Results for Long-Term Equity Incentives as of December 31, 2019
Our Relative TSR and TSR for purposes of calculating long-term incentive performance are based on November and December average closing stock prices before the beginning and at the end of the three-year performance period. As a result, the numbers in the chart immediately above are different than shown in the 3-Year Total Return bar chart under “TSR Annualized Performance for the Multi-Year Periods ended December 31, 2019.”
Summary of Performance Results as of December 31, 2019 for Long-Term Equity Incentives
Our Relative TSR for the three-year performance period ended December 31, 2019 of 1,077 basis points in excess of the Index significantly exceeded the high performance level of +300 basis points, and our TSR for the three-year performance period ended December 31, 2019 of 21.3% also significantly exceeded the high level of performance of 12%. Therefore, both the Relative TSR-based and the TSR-based equity incentives for that period were earned at the high level of performance.
In addition, while our Relative TSR and TSR for the one- and two-year periods ended December 31, 2019 are tracking above the high performance level for the Relative TSR and TSR-based equity incentives for the three-year performance periods ending 2020 and 2021, there can be no assurance that these measures will track at a similar level for the full performance period, particularly given the uncertainty as to the Company’s and the Index’s performance in light of the COVID-19 pandemic. The required high level for the three-year performance period ending in 2020 and 2021 is 300 basis points in excess of the Index for the Relative TSR-based equity incentives, and for the TSR-based equity incentives, is 18% for the three-year performance period ending in 2020 and 12% for the three-year performance period ending in 2021.
Our Compensation Decisions for 2020
Consideration of Market Data
For 2020, the Committee maintained the same peer group composition as the prior year.
FPL determined that median aggregate total compensation for the top five named executive officers for the 2020 peer group had increased on average by 8% over the level for the prior year. The Committee decided to increase the base salary and bonus opportunity of each of Omega’s named executive officers by 3% for 2020. The Committee increased the long-term incentive compensation opportunity of Mr. Pickett by 15%, of Mr. Booth by 10%, of Mr. Insoft by 7%, of Mr. Stephenson by 15%, and of Mr. Ritz by 6% to bring the average total annual compensation for our executive officers at the target level of performance up to the median level of the average total compensation of officers in the peer group.
In addition, for 2020 annual cash incentive awards, the Committee revised the high performance level to 125% of base salary for named executive officers other than the Chief Executive Officer to provide for greater parity with the Chief Executive Officer’s high performance incentive opportunity of 200%. For 2020 long-term incentive awards, the Committee also revised the award payout levels so that the aggregate long-term equity incentive opportunity, including Time-based Units, would be 0.5x (instead of 0.75x) at threshold, 1.0x at target, and 2.0x (instead of 1.5x) at the high level, to align with peer company plans and to provide for greater alignment of payout levels with actual performance. Further, for 2020 long-term incentive awards, the Committee revised the allocation of performance-based awards as between TSR and Relative TSR awards from 50% and 50%, respectively, to 45% and 55%, respectively, in order to reflect the value of relative TSR as a measure of Company performance given its incorporation of market dynamics and peer performance.
2020 Annual Base Salaries
The Committee established the following annual base salaries for 2020 for each of our named executive officers:
Name	2019 Base Salary	2020 Base Salary	Increase
C. Taylor Pickett	$799,800	$823,800	3%
Daniel J. Booth	$517,200	$532,700	3%
Steven J. Insoft	$506,600	$521,800	3%
Robert O. Stephenson	$495,900	$510,800	3%
Michael D. Ritz	$341,200	$351,450	3%
2020 Annual Cash Incentive Opportunities
The annual cash bonus opportunities for 2020 as a percentage of annual base salary for each of the top five executive officers other than Mr. Pickett was increased to 125% of base salary at the high level of achievement, so that the opportunities are as follows:
	Annual Incentive (% of Base Salary)
Name	Threshold	Target	High
C. Taylor Pickett	100%	125%	200%
Daniel J. Booth	50%	75%	125%
Steven J. Insoft	50%	75%	125%
Robert O. Stephenson	50%	75%	125%
Michael D. Ritz	50%	75%	125%

For 2020, the Committee retained the 2019 annual cash bonus performance measures and weighting that it used to determine annual cash bonuses for 2019 performance.
2019 Annual Cash Incentive Performance Measures2020 Annual Cash Incentive Performance Measures
% of Bonus Opportunity	Measure	% of Bonus Opportunity	Measure
10%	Leverage	10%	Leverage
30%	FAD per share	30%	FAD per share
30%	Tenant quality	30%	Tenant quality
30%	Subjective	30%	Subjective
Long-Term Equity Incentives for Three-Year Period commencing January 1, 2020
The Committee approved grants to the named executive officers of long-term incentive compensation awards effective January 1, 2020. For determining the amount of the 2020 grants, the Committee used an approach similar to that used for determining the amount of the 2019 grants, except that the long-term incentive opportunity of each of our five named executive officers was increased for 2020 as discussed under the heading “Omega’s Compensation Decisions for 2020 — Consideration of Market Data.” For the 2020 TSR-based grants, the Committee utilized the same performance goals that had been used for 2019. The material terms of the 2020 grants of long-term incentive awards are generally similar to the 2018 and 2019 long-term incentive awards (apart from a one-time increase to the TSR performance hurdles for the 2018 TSR-based Awards). However, the 2020 awards have some different features as noted above in “Omega’s Compensation Decisions for 2020 — Consideration of Market Data” and are subject to forfeiture if before the awards are settled the officer breaches the non-competition and non-solicitation obligations in the officer’s employment agreement, and in certain circumstances are subject to recovery if already settled. In addition, to the extent that the 2020 awards provide for any vesting and payment in connection with certain terminations of employment, vesting and payment have generally been delayed until active employees vest and are paid, subject to compliance with the officer’s non-competition and non-solicitation obligations. Finally, the 2020 awards are subject to the clawback policy and retirement policy discussed below.
Other Matters
Clawback Policy
The Board of Directors has adopted a recoupment policy that allows the Company to recover incentive compensation paid to our executive officers in certain situations. Under this policy, if we are required to restate financial results due to material noncompliance with financial reporting requirements, the Board of Directors may, in its discretion, require executive officers to repay certain incentive compensation received in the three completed fiscal years prior to the year in which it was determined that a restatement was required. Incentive compensation is potentially subject to recovery to the extent that the compensation paid based on erroneous financial reporting measures exceeded what would have been paid based on the data used in the restated financial restatements. In addition, incentive compensation that was paid based on the subjective determination of the Compensation Committee of an executive officer’s performance is also potentially subject to recovery. Any right of recovery under the policy is in addition to any other legal rights of recovery and remedies that the Company may have, including under the Sarbanes-Oxley Act of 2012 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Retirement Policy
In 2019, the Company adopted a retirement policy covering named executive officers. The policy applies to officers who retire after having reached at least age 62 and performed at least ten years of service. Effective for awards for 2020 or later, the policy provides for prorated vesting of performance-based long term incentive awards that are actually earned based on performance, full vesting of certain time-based long term incentive awards and payment of any earned cash bonus if the employee retires after the end of the performance year but before the date of payment. These retirement benefits are subject to the employee’s compliance with any applicable non-competition and non-solicitation obligations and the intellectual property agreement to which the employee is subject, as well as being subject to the Company’s clawback policy discussed above.
Other Benefits
All employees may participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under the 401(k) Plan, employees are eligible to make contributions. We make an annual matching contribution of 100% of the amount that the employee contributes to the plan up to the first 6% of each employee’s annual compensation up to $285,000 (for 2020, indexed by the IRS for later years). We also provide competitive benefit packages to all full-time employees that include health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits.
The Company maintains a non-qualified deferred cash compensation plan that allows officers to elect to defer receipt of all or a portion of annual cash bonuses or annual base salary. We will maintain a recordkeeping account for each officer who elects to defer under the plan that will be adjusted with the rate of return applicable to the plan investments. However, the plan is unfunded and the assets of the plan therefore constitute the general assets of the Company.
Tax Deductibility of Executive Compensation
Before January 1, 2018, Section 162(m) of the Internal Revenue Code disallowed a federal income tax deduction for compensation over $1 million to any of the named executive officers (other than the Chief Financial Officer) unless the compensation was performance-based and the performance goals were approved by our stockholders. Effective January 1, 2018, Section 162(m) was amended to disallow a federal income tax deduction for compensation over $1 million to any of the named executive officer, regardless of whether the compensation is performance-based. Under a transition rule, Section 162(m) as in effect before the amendment continues to apply to compensation payable pursant to a binding written contract in effect on November 2, 2017 that is not materially modified. In addition, because our named executive officers are employed by a subsidiary of Omega that is taxed as a partnership, the Section 162(m) rules have not in years ended before 2019 applied to Omega. However, the Treasury Department has issued proposed regulations that would make the Section 162(m) rules applicable to Omega in 2019 and future years. We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Committee’s compensation policy and practices.
Risks Associated with Compensation
We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Committee believes that the mix and design of the elements of our executive compensation program do not encourage management to assume excessive risks.
The Committee considered various factors that have the effect of mitigating risk and, with assistance of FPL, reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk taking. The Committee concluded that the following risk oversight and compensation design features guard against excessive risk-taking:
•
The Company adheres to effective processes for developing strategic and annual operating plans and approval of portfolio and capital investments, including through an Investment Committee of the Board of Directors chaired by an independent director;

•
The Company has strong internal financial controls;

•
Base salaries are consistent with each named executive officer’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•
The determination of incentive awards is based on a review of a variety of performance indicators as well as, in the case of the annual cash bonus, a meaningful subjective assessment of personal performance, thus diversifying the risk associated with any single indicator of performance;

•
The design of our long-term compensation program rewards named executive officers for driving sustainable growth for stockholders over three-year performance periods;

•
The vesting periods for equity compensation awards encourage named executive officers to focus on stock price appreciation and maintaining dividends; and

•
The mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage balanced strategies and actions that are in the Company’s long-term best interests.

Compensation Committee Report
The following is a report by the Compensation Committee regarding our executive officer compensation program.
The Compensation Committee has reviewed and discussed with management the disclosure set forth under the heading “Compensation Discussion and Analysis” above and, based on such review and discussion, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this change to Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Compensation Committee of the Board of Directors

Edward Lowenthal, Chairperson
Barbara Hill
Stephen D. Plavin

EXECUTIVE COMPENSATION TABLES AND RELATED INFORMATION
The following tables provide information relating to the compensation of our “named executive officers” for the last three fiscal years. Our named executive officers for 2019 are our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers.
Summary Compensation Table
Name and Principal Position (A)	Year (B)	Salary ($) (C)	Bonus ($)(1) (D)	Stock Awards ($)(2) (E)	Option Awards ($) (F)	Non-Equity Incentive Plan Compensation ($)(3) (G)	All Other Compensation ($)(4) (I)	Total ($) (J)
C. Taylor Pickett Chief Executive Officer	2019	799,800	432,012	5,190,748	—	847,988	16,800	7,287,348
	2018	780,300	468,154	4,681,523	—	635,846	16,500	6,582,323
	2017	765,000	612,000	4,590,044	—	—	16,200	5,983,244
Daniel J. Booth Chief Operating Officer	2019	517,200	124,239	2,559,999	—	289,761	16,800	3,507,999
	2018	504,600	154,633	2,497,546	—	225,367	16,500	3,398,646
	2017	494,700	197,880	2,448,025	—	—	16,200	3,156,805
Steven J. Insoft Chief Corporate Development Officer	2019	506,600	121,177	2,399,999	—	283,823	16,800	3,328,399
	2018	494,200	140,277	2,341,560	—	220,723	16,500	3,213,260
	2017	484,500	193,800	2,295,024	—	—	16,200	2,989,524
Robert O. Stephenson Chief Financial Officer	2019	495,500	119,172	2,240,252	—	277,828	16,800	3,149,952
	2018	483,800	149,922	2,185,530	—	216,078	16,500	3,051,830
	2017	474,300	189,720	2,142,039	—	—	16,200	2,822,259
Michael D. Ritz Chief Accounting Officer	2019	341,200	81,843	900,000	—	191,157	16,800	1,531,000
	2018	332,900	100,318	780,043	—	148,682	16,500	1,378,443
	2017	326,400	130,560	765,022	—	—	16,200	1,238,182

(1)
Bonuses are reported in the year earned, whether or not paid before year end. Reflects the subjective component of annual cash bonus program payments. See “Compensation Discussion and Analysis — Compensation Decisions and Results for 2019 — 2019 Annual Cash Incentive Opportunities.”

(2)
Represents the fair value for accounting purposes as of the date of grant (excluding the effect of estimated forfeitures). The fair value of PRSUs and Profits Interest Units as of the grant date is based on the probable outcome of the performance conditions computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 18 — “Stock-Based Compensation” in the Omega Annual Report on Form 10-K for the year ended December 31, 2019 for a detailed description of the assumptions that were used in determining the dollar amounts recognized for financial statement reporting purposes of equity awards.

(3)
Bonuses are reported in the year earned, whether or not paid before year end. Represents the objective performance components (FAD per share, tenant quality and leverage for 2019; adjusted FFO per share, FAD per share and tenant quality for 2018 and 2017) of annual cash incentive program payments, described for 2019 under “Compensation Discussion and Analysis — Compensation Decisions and Results for 2019 — 2019 Annual Cash Incentive Opportunities.”

(4)
“All Other Compensation” reflects 401(k) matching contributions and accrued dividend equivalents. The RSU awards accrue dividend equivalents from January 1 of the year of grant. The amount of the cash payments from such January 1 until the date of grant is included in “All Other Compensation.” In accordance with SEC rules, dividend equivalents associated with PRSUs are generally not included in “All Other Compensation” because those amounts were factored into the grant date fair values.

Grants of Plan -Based Awards
The following table contains information relating to the plan-based awards grants made in 2019 to our named executive officers and is intended to supplement the 2019 Summary Compensation Table above.
	Date of Compensation Committee Action		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(1)
Name Grant Type		Grant Date	Threshold ($)	Target ($)	High ($)	Threshold (#)	Target (#)	High (#)
C. Taylor Pickett:
Annual Cash Bonus (Objective Metrics)(2)	12/14/2018	1/1/2019	559,860	699,825	1,119,720
Time-based Units(3)	12/14/2018	1/1/2019							1,384,191
Relative TSR-based Units(4)	12/14/2018	1/1/2019				24,741	44,779	96,769	1,903,274
TSR-based Units(5)	12/14/2018	1/1/2019				44,599	78,816	158,184	1,903,284
Daniel J. Booth:
Annual Cash Bonus (Objective Metrics)(2)	12/14/2018	1/1/2019	181,020	271,530	362,040
Time-based Units(3)	12/14/2018	1/1/2019							682,683
Relative TSR-based Units(4)	12/14/2018	1/1/2019				12,295	22,307	48,551	938,678
TSR-based Units(5)	12/14/2018	1/1/2019				22,780	40,338	81,413	938,638
Steven J. Insoft:
Annual Cash Bonus (Objective Metrics)(2)	12/14/2018	1/1/2019	177,310	265,965	354,620
Time-based Units(3)	12/14/2018	1/1/2019							639,987
Relative TSR-based Units(4)	12/14/2018	1/1/2019				11,438	20,705	44,742	879,999
TSR-based Units(5)	12/14/2018	1/1/2019				20,619	36,442	73,139	880,013
Robert O. Stephenson:
Annual Cash Bonus (Objective Metrics)(2)	12/14/2018	1/1/2019	173,565	260,348	347,130
Time-based Units(3)	12/14/2018	1/1/2019							597,387
Relative TSR-based Units(4)	12/14/2018	1/1/2019				10,675	19,328	41,765	821,440
TSR-based Units(5)	12/14/2018	1/1/2019				19,242	34,017	68,270	821,425
Michael D. Ritz:
Annual Cash Bonus (Objective Metrics)(2)	12/14/2018	1/1/2019	119,420	179,130	238,840
Time-based Units(3)	12/14/2018	1/1/2019							240,008
Relative TSR-based Units(4)	12/14/2018	1/1/2019				4,289	7,764	16,777	329,974
TSR-based Units(5)	12/14/2018	1/1/2019				7,732	13,667	27,428	330,018

(1)
Represents the fair value for accounting purposes as of the applicable grant date. See the Stock Awards Vested for 2019 table below for information regarding amounts earned with respect to awards vesting in 2019.

(2)
Reflects the range of bonus payments that were possible as of the grant date under the objective metric components of Omega’s annual cash incentive program for 2019. Based on actual performance, bonus payments were made under the objective metric components for 2019. For more information regarding annual bonus opportunities including the subjective component, see “Compensation Discussion and Analysis — Compensation Decisions and Results for 2019 — 2019 Annual Cash Incentive Opportunities.”

(3)
Represents either RSUs or Profits Interest Units based on the officer’s election, in either case vesting on December 31, 2021 subject to continued employment on the vesting date except in the case of a Qualifying Termination not in connection with a change in control, in which case one-third of the units vest for each year or partial year worked in the three-year period, or Qualifying Termination in connection with a change in control, in which case the units fully vest. Dividend equivalents accrue on the RSUs and distributions accrue on the Profits Interest Units and will be paid currently on unvested and vested units. See “Compensation Discussion and Analysis — Components of Omega’s Executive Compensation Program — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2019 — Time-Based Units. “

(4)
Represents either PRSUs or Profits Interest Units based on the officer’s election. Reflects the range of value that may be earned by each executive officer, based on the level of performance over the performance period. The actual number of units that will be earned depends on the level of Relative TSR over the three-year performance period ending December 31, 2021 (unless a change in control occurs before that date). Vesting occurs in four equal quarterly installments in 2022, subject to continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination or change in control occurs during 2022, the previously earned units immediately vest. If the Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of the change in control. In such case, if the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the units will be earned and vested on the date of the change in control. Dividend equivalents accrue on PRSUs that subsequently are earned. Accrued dividend equivalents are only payable if and to the extent the PRSUs are earned. Each unvested and unearned Profits Interest Unit entitles the holder to receive distributions equal to (i) 10% of the regular periodic distributions per OP Unit paid by Omega OP to OP Unit holders and a corresponding percentage allocation of Net Income and Net Loss attributable to the regular periodic distributions per OP Unit and (ii) 0% of the special distributions and other distributions not made in the ordinary course per OP Unit paid by Omega OP to OP Unit holders and a corresponding 0% allocation of Net Income and Net Loss attributable to the special distributions and other distributions per OP Unit not made in the ordinary course. Each earned Profits Interest Unit entitles the holder to receive a distribution (and a corresponding allocation of Net Income and Net Loss per earned Profits Interest Unit) equal to the excess of: (i) the amount of distributions from Omega OP that would have been paid per Profits Interest Unit if the Profits Interest Unit had been an OP Unit on January 1, 2019 over (ii) the Interim Distribution per Profits Interest Unit. In addition, each earned Profits Interest Unit entitles the holder to receive distributions and allocations of Net Income and Net Loss that accrues following the date that the Profits Interest Units become an earned Profits Interest Unit pursuant to the partnership agreement of Omega OP determined without regard to the adjustments described above. See “Compensation Discussion and Analysis — Components of Omega’s Executive Compensation Program — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2019 — Relative TSR Units and TSR Units.”
(5)
Represents either PRSUs or Profits Interest Units based on the officer’s election. Reflects the range of value that may be earned by each executive officer, based on the level of performance over the performance period. The actual number of units that will be earned depends on the level of TSR over the three-year performance period ending December 31, 2021 (unless a change in control occurs before that date). See Footnote 4 above for a description of other terms.

Outstanding Equity Awards at Fiscal Year End
The following sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2019. Since the information is set forth as of December 31, 2019, it does not include equity awards that vested or forfeited as of December 31, 2019 or awards granted in 2020. There are no options outstanding.
Name		Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(1)
C. Taylor Pickett	2017-2019 Profits Interest Units(2)	133,395	6,589,313	—	—
	2017-2019 Relative PRSUs(3)	93,502	4,691,930	—	—
	2018-2020 RSUs (4)	45,330	1,919,726	—	—
	2018-2020 Profits Interest Units(5)	—	—	234,892	11,065,997
	2018-2020 Relative PRSUs(6)	—	—	103,311	4,921,736
	2019-2021 Time-based Units(7)	39,673	1,680,152	—	—
	2019-2021 TSR-based Units(8)	—	—	158,184	7,076,361
	2019-2021 Relative TSR-based Units(9)	—	—	96,769	4,328,961
Daniel J. Booth	2017-2019 Profits Interest Units(2)	71,145	3,514,350	—	—
	2017-2019 Relative PRSUs(3)	49,868	2,502,376	—	—
	2018-2020 RSUs (4)	24,183	1,024,150	—	—
	2018-2020 Profits Interest Units(5)	—	—	125,314	5,903,668
	2018-2020 Relative PRSUs(6)	—	—	55,115	2,625,679
	2019-2021 Time-based Units(7)	19,422	822,522	—	—
	2019-2021 TSR-based Units(8)	—	—	81,413	3,663,585
	2019-2021 Relative TSR-based Units(9)	—	—	48,551	2,184,795

Name		Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(1)
Steven J. Insoft	2017-2019 Profits Interest Units(2)	66,699	3,294,731	—	—
	2017-2019 Relative PRSUs(3)	46,751	2,345,965	—	—
	2018-2020 RSUs (4)	22,672	960,159	—	—
	2018-2020 Profits Interest Units(5)	—	—	117,487	5,534,930
	2018-2020 Relative PRSUs(6)	—	—	51,674	2,461,749
	2019-2021 Time-based Units(7)	18,343	776,826	—	—
	2019-2021 TSR-based Units(8)	—	—	73,139	3,271,873
	2019-2021 Relative TSR-based Units(9)	—	—	44,742	2,001,533
Robert O. Stephenson	2017-2019 Profits Interest Units(2)	62,252	3,075,062	—	—
	2017-2019 Relative PRSUs(3)	43,634	2,189,554	—	—
	2018-2020 RSUs (4)	21,162	896,211	—	—
	2018-2020 Profits Interest Units(5)	—	—	109,657	5,166,051
	2018-2020 Relative PRSUs(6)	—	—	48,230	2,297,677
	2019-2021 Time-based Units(7)	17,122	725,117	—	—
	2019-2021 TSR-based Units(8)	—	—	68,270	3,054,058
	2019-2021 Relative TSR-based Units(9)	—	—	41,765	1,868,357
Michael D. Ritz	2017-2019 Profits Interest Units(2)	22,235	1,098,342	—	—
	2017-2019 Relative PRSUs(3)	15,583	781,955	—	—
	2018-2020 RSUs(4)	7,553	319,870	—	—
	2018-2020 Profits Interest Units(5)	—	—	39,138	1,843,830
	2018-2020 Relative PRSUs(6)	—	—	17,214	820,075
	2019-2021 Time-based Units(7)	6,879	291,326	—	—
	2019-2021 TSR-based Units(8)	—	—	27,428	1,226,992
	2019-2021 Relative TSR-based Units(9)	—	—	16,777	750,519

(1)
Based on the closing price of our common stock as of December 31, 2019 of $42.35 per share. Includes value of dividend equivalent rights accrued with respect to PRSUs and distributions accrued with respect to Profits Interest Units.

(2)
Represents Profits Interest Units earned (but not vested at December 31, 2019) based on TSR performance for the three-year performance period ended December 31, 2019. The number of Profits Interest Units earned for the performance period is based on the level of TSR achieved over the applicable performance period. The earned Profits Interest Units vest quarterly in 2020, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control in which case the units will vest immediately.

(3)
Represents PRSUs earned (but not vested at December 31, 2019) based on Relative TSR performance for the three-year performance period ended December 31, 2019. The earned PRSUs vest quarterly in 2020, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control in which case the units will vest immediately.

(4)
Represents Time-based RSUs granted in January 2018. Each RSU award vests on December 31, 2020 and will be subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination. Dividend equivalents accrue on the RSU awards and will be paid currently on unvested and vested units.

(5)
Represents Profits Interest Units for the three-year performance period ending December 31, 2020. Since TSR performance through December 31, 2019 is tracking above the high performance level, these awards are shown at the high performance level in the table above. The number of Profits Interest Units that will be earned for the performance period will depend on the level of TSR achieved over the applicable performance period. The earned Profits Interest Units vest quarterly in 2021, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination or change in control occurs during 2021, the previously earned Profits Interest Units immediately vest. If the Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of the change in control. In such case, if the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of TSR as of the date of the change in control, all, a portion or none of the Profits Interest Units will be earned and vested on the date of the change in control.

(6)
Represents PRSUs for the three-year performance period ending December 31, 2020. Since Relative TSR performance through December 31, 2019 is tracking above the high performance level, these awards are shown at the high performance level in the table above. The number of PRSUs that will be earned for the performance period will depend on the level of Relative TSR achieved over the applicable performance period. The earned PRSUs vest in four quarterly installments in 2021, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination or change in control occurs during 2021, the previously earned PRSUs immediately vest. If the Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of the change in control. In such case, if the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the PRSUs will be earned and vested on the date of the change in control.

(7)
Represents either RSUs or Profits Interest Units, based on the officers’ election, granted as of January 2019. Each Time-based Award vests on December 31, 2021 and will be subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination. Dividend equivalents or distributions accrue on the Time-based Awards and will be paid currently on unvested and vested units.

(8)
Represents either PRSUs or Profits Interest Units, based on the officers’ election, for the three-year performance period ending December 31, 2021. Since TSR performance through December 31, 2019 is tracking above the high performance level, these awards are shown at the high performance level in the table above. The number of units that will be earned for the performance period will depend on the level of TSR achieved over the applicable performance period. The earned units vest quarterly in 2022, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination or change in control occurs during 2022, the previously earned units immediately vest. If the Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of a change in control. In such case, if the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of TSR as of the date of the change in control, all, a portion or none of the units will be earned and vested on the date of the change in control.

(9)
Represents either PRSUs or Profits Interest Units, based on the officers’ election, for the three-year performance period ending December 31, 2021. Since Relative TSR performance through December 31, 2019 is tracking above the high performance level, these awards are shown at the high performance level in the table above. The number of units that will be earned for the performance period will depend on the level of Relative TSR achieved over the applicable performance period. The earned units vest in four quarterly installments in 2022, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination or change in control occurs during 2022, the previously earned units immediately vest. If the Qualifying Termination occurs during the performance period and is not in connection with a change in control, the number of units earned will be determined at the end of the performance period and vesting will be prorated based on days elapsed through the date of the Qualifying Termination. If the change in control occurs during the performance period, the performance period will end on the date of a change in control. In such case, if the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the units will be earned and vested on the date of the change in control.

Stock Awards Vested for 2019
The following table sets forth information regarding the vesting of stock awards for our named executive officers in 2019. The awards that vested in 2019 consist of Time-based RSUs that vested on December 31, 2019 and Relative TSR-based Units and TSR-based Units for the 2016 – 2018 performance period that vested quarterly during 2019.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
C. Taylor Pickett(2)	—	—	116,505	4,733,655
Daniel J. Booth(2)	—	—	104,534	4,210,351
Steven J. Insoft(2)	—	—	98,000	3,947,182
Robert O. Stephenson(2)	—	—	91,468	3,684,098
Michael D. Ritz(2)	—	—	32,668	1,315,782

(1)
Includes awards vested in 2019, whether or not the underlying shares were issued before year end.

(2)
The value realized was based on the closing price of our stock as of December 31, 2019. For Profits Interest Units, reflects the value of an equal number of shares of common stock.

Nonqualified Deferred Compensation
Our Deferred Stock Plan enables our directors and executive officers to defer receipt of our common stock issuable upon the vesting of equity awards, subject to the terms of the plan and agreements approved by the Compensation Committee for such purpose. This plan is intended to permit our directors and officers to delay the timing of taxation of equity awards that they have earned to satisfy their tax planning goals and thereby assist in the retention of directors and officers. The terms and conditions will be reflected in a deferral agreement approved by the Compensation Committee. If a participant makes a deferral election, the deferred shares will not be issued when vested but rather at a later date or event specified in the deferral agreement.
Unless otherwise determined by the Compensation Committee, all common stock that is deferred will accrue dividend equivalents. Under the terms of the Deferred Stock Plan, the Compensation Committee may provide in the applicable agreement that dividend equivalents will be deferred along with the common stock or may give the participant the right to elect to receive the dividend equivalents currently or defer them. If a participant makes a deferral election, the dividend equivalents will be deferred until the date or event specified in the participant’s agreement. Under the terms of the plan, the Compensation Committee may allow a participant to elect, or may require, that deferred dividend equivalents will be converted into common stock under a conversion formula or instead that the dividend equivalents will not be converted but the amount will be increased by an interest rate specified by the Compensation Committee. Under the existing deferral agreements, the Committee has provided that a participant may elect when making a deferral election (a) to convert dividend equivalents into the right to receive additional shares of common stock based on the trading price of common stock on the date that dividends are paid and have the additional shares issued when the deferred stock is issued, (b) to accrue interest on a quarterly basis on dividend equivalents at the Company’s average borrowing rate for the previous quarter and have the interest paid in cash when the deferred common stock is issued, or (c) to have dividend equivalents paid in cash currently when they are earned.
Messrs. Pickett and Ritz elected to defer receipt of the common stock issuable upon vesting of the 2013 transition PRSUs pursuant to the Deferred Stock Plan. No other named executive officer had a deferred compensation balance at December 31, 2019. The following table shows nonqualified deferred compensation activity for our named executive officers in 2019.

Nonqualified Deferred Compensation Activity 2019
Name	Executive Contributions in last Fiscal Year ($)	Company Contributions in last Fiscal Year ($)	Aggregate Earnings (Loss) in last Fiscal Year ($)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)(1)
C. Taylor Pickett	—	—	2,360,351	—	16,039,046
Daniel J. Booth	—	—	—	—	—
Steven J. Insoft	—	—	—	—	—
Robert O. Stephenson	—	—	—	—	—
Michael D. Ritz	—	—	66,014	—	346,976

(1)
Based on closing price of Omega common stock as of December 31, 2019, Mr. Pickett has deferred 378,726 shares and Mr. Ritz has deferred 8,193 shares.

Employment Agreements
We entered into employment agreements with each of our executive officers that expire December 31, 2022. Omega’s general practice is to amend the employment agreement with its executive officers each year to extend their respective terms by one year.
Each employment agreement specifies the executive officer’s title and his current base salary, which may not be decreased during the term of the employment agreement. For a discussion of current base salaries, see “2020 Annual Base Salaries.” Each employment agreement provides that the executive officer will be eligible to earn an annual bonus of specified percentages of annual base salary for threshold, target and high performance, respectively. For a discussion of actual bonus arrangements for 2019 and 2020, see “Compensation Discussion and Analysis — Compensation Decisions and Results for 2019 and — Compensation Decisions for 2020.”
If during the term of the employment agreement we terminate the executive officer’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to a specified multiple of the sum of his then current annual base salary plus his average annual bonus over the last three completed fiscal years. The multiples are as follows:
Name	Multiple
C Taylor Pickett	3 times
Daniel J. Booth	2 times
Steven J. Insoft	2 times
Robert O. Stephenson	2 times
Michael D. Ritz	1.5 times
The severance amount will be paid in installments over a severance period that is a specified number of months that is 12 times the specified multiple above following his termination. If any payments would be subject to the excise tax associated with parachute payments in connection with a change in control, the severance payments (and any other payments or benefits) under any other agreements will be reduced to the maximum amount that can be paid without incurring an excise tax, but only if that would result in the executive officer retaining a larger after-tax amount. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as a material breach of the employment agreement or our relocation of the executive officer’s place of employment without his consent. The executive officer is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.
During the period of employment and for a specified period equivalent to the severance period thereafter (regardless of whether severance is payable), the executive officer is obligated not to provide managerial services or management consulting services to a “competing business” within the states and countries in which the Company does business. Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement, long-term care or healthcare-related real estate. In addition, during the period of employment and for a specified period equivalent to the severance period thereafter, the executive officer agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. However, if the executive officer remains employed by us through the date the term of the employment agreement expires, the noncompetition and non-solicitation provisions also expire on that date.
Potential Payments Upon Termination or Change in Control
The table below illustrates the incremental or accelerated compensation that would have been payable in the event of the events identified below, as if they had occurred as of December 31, 2019. For equity awards, the amounts in the table below reflect the fair market value of the stock that would be issuable as a result of the acceleration of the vesting of equity awards in connection with the events identified, based on the $42.35 per share closing price of Omega common stock at December 31, 2019.
The occurrence of a change of control does not increase severance benefits or bonus payments that would otherwise be payable. However, for Time-based Units, vesting is accelerated 100% upon a Qualifying Termination that occurs after, or within 60 days before, a change in control. In addition, for Performance-based Units, vesting is accelerated upon a change in control but only as to those units actually earned based on performance through the date of the change in control. For a description of the vesting of Time-based and Performance-based Units, see “Compensation Discussion and Analysis — Components of Omega Executive Compensation Program — Long-Term Equity Incentive Awards.”
The term “Qualifying Termination” refers to death, disability, termination without “cause”, or resignation for “good reason.” For a description of circumstances constituting “cause” and “good reason” and related information, see the discussion under the heading “Employment Agreements.”
Potential Payments: Triggering Event as of December 31, 2019
Name	Involuntary Without Cause or Voluntary for Good Reason ($)	Death ($)	Disability ($)	Change in Control Without Termination ($)	Involuntary Without Cause or Voluntary for Good Reason Upon a Change in Control ($)	Retirement(4) ($)
C. Taylor Pickett:
Severance	5,395,400	—	—	—	5,395,400	—
Bonus	—	1,280,000	—	—	—	—
Accelerated Vesting of Equity Awards:
2017-2019 Relative TSR-based Units(1)	4,691,930	4,691,930	4,691,930	4,691,930	4,691,930	—
2017-2019 TSR-based Units(1)	6,589,313	6,589,313	6,589,313	6,589,313	6,589,313	—
2018 Time-based Units(2)	1,279,817	1,279,817	1,279,817	—	1,919,726	—
2018-2020 Relative TSR-based Units(3)	3,281,157	3,281,157	3,281,157	4,921,736	4,921,736	—
2018-2020 TSR-based Units(3)	7,377,331	7,377,331	7,377,331	11,065,997	11,065,997	—
2019 Time-Based Units(2)	560,051	560,051	560,051	—	1,680,152	—
2019-2021 Relative TSR-based Units(3)	1,442,987	1,442,987	1,442,987	4,328,961	4,328,961	—
2019-2021 TSR-based Units(3)	2,358,787	2,358,787	2,358,787	7,076,361	7,076,361	—
Total Value:	32,976,773	28,861,373	27,581,373	38,674,298	47,669,575	—

Name	Involuntary Without Cause or Voluntary for Good Reason ($)	Death ($)	Disability ($)	Change in Control Without Termination ($)	Involuntary Without Cause or Voluntary for Good Reason Upon a Change in Control ($)	Retirement(4) ($)
Daniel J. Booth:
Severance	1,695,653	—	—	—	1,695,653	—
Bonus	—	414,000	—	—	—	—
Accelerated Vesting of Equity Awards:
2017-2019 Relative TSR-based Units(1)	2,502,376	2,502,376	2,502,376	2,502,376	2,502,376	—
2017-2019 TSR-based Units(1)	3,514,350	3,514,350	3,514,350	3,514,350	3,514,350	—
2018 Time-based Units(2)	682,767	682,767	682,767	—	1,024,150	—
2018-2020 Relative TSR-based Units(3)	1,750,453	1,750,453	1,750,453	2,625,679	2,625,679	—
2018-2020 TSR-based Units(3)	3,935,779	3,935,779	3,935,779	5,903,668	5,903,668	—
2019 Time-based Units(2)	274,174	274,174	274,174	—	822,522	—
2019-2021 Relative TSR-based Units(3)	728,265	728,265	728,265	2,184,795	2,184,795	—
2019-2021 TSR-based Units(3)	1,221,195	1,221,195	1,221,195	3,663,585	3,663,585	—
Total Value:	16,305,012	15,023,359	14,609,359	20,394,453	23,936,778	—
Steven J. Insoft
Severance	1,653,067	—	—	—	1,653,067	—
Bonus	—	405,000	—	—	—	—
Accelerated Vesting of Equity Awards:
2017-2019 Relative TSR-based Units(1)	2,345,965	2,345,965	2,345,965	2,345,965	2,345,965	—
2017-2019 TSR-based Units(1)	3,294,731	3,294,731	3,294,731	3,294,731	3,294,731	—
2018 Time-based Units(2)	640,106	640,106	640,106	—	960,159	—
2018-2020 Relative TSR-based Units(3)	1,641,166	1,641,166	1,641,166	2,461,749	2,461,749	—
2018-2020 TSR-based Units(3)	3,689,953	3,689,953	3,689,953	5,534,930	5,534,930	—
2019 Time-Based Units(2)	258,942	258,942	258,942	—	776,826	—
2019-2021 Relative TSR-based Units(3)	667,178	667,178	667,178	2,001,533	2,001,533	—
2019-2021 TSR-based Units(3)	1,090,624	1,090,624	1,090,624	3,271,873	3,271,873	—
Total Value:	15,281,732	14,033,665	13,628,665	18,910,781	22,300,833	—
Robert O. Stephenson:
Severance	1,626,947	—	—	—	1,626,947	—
Bonus	—	397,000	—	—	—	—
Accelerated Vesting of Equity Awards:
2017-2019 Relative TSR-based Units(1)	2,189,554	2,189,554	2,189,554	2,189,554	2,189,554	—
2017-2019 TSR-based Units(1)	3,075,062	3,075,062	3,075,062	3,075,062	3,075,062	—
2018 Time-based Units(2)	597,474	597,474	597,474	—	896,211	—
2018-2020 Relative TSR-based Units (3)	1,531,785	1,531,785	1,531,785	2,297,677	2,297,677	—
2018-2020 TSR-based Units(3)	3,444,034	3,444,034	3,444,034	5,166,051	5,166,051	—
2019 Time-Based Units(2)	241,706	241,706	241,706	—	725,117	—
2019-2021 Relative TSR-based Units(3)	622,786	622,786	622,786	1,868,357	1,868,357	—
2019-2021 TSR-based Units(3)	1,018,019	1,018,019	1,018,019	3,054,058	3,054,058	—
Total Value:	14,347,366	13,117,420	12,720,420	17,650,759	20,899,033	—

Name	Involuntary Without Cause or Voluntary for Good Reason ($)	Death ($)	Disability ($)	Change in Control Without Termination ($)	Involuntary Without Cause or Voluntary for Good Reason Upon a Change in Control ($)	Retirement(4) ($)
Michael D. Ritz:
Severance	838,080	—	—	—	838,080	—
Bonus	—	273,000	—	—	—	—
Accelerated Vesting of Equity Awards:
2017-2019 Relative TSR-based Units(1)	781,955	781,955	781,955	781,955	781,955	—
2017-2019 TSR-based Units(1)	1,098,342	1,098,342	1,098,342	1,098,342	1,098,342	—
2018 Time-based Units(2)	213,247	213,247	213,247	—	319,870	—
2018-2020 Relative TSR-based Units(3)	546,717	546,717	546,717	820,075	820,075	—
2018-2020 TSR-based Units(3)	1,229,220	1,229,220	1,229,220	1,843,830	1,843,830	—
2019 Time-Based Units(2)	97,109	97,109	97,109	—	291,326	—
2019-2021 Relative TSR-based Units(3)	250,173	250,173	250,173	750,519	750,519	—
2019-2021 TSR-based Units(3)	408,997	408,997	408,997	1,226,992	1,226,992	—
Total Value:	5,463,839	4,898,759	4,625,759	6,521,713	7,970,988	—

(1)
If a Qualifying Termination occurred at December 31, 2019 and a change in control had not previously occurred, Performance-based Units that were actually earned based on performance determined as of the end of the full performance period would vest.

(2)
If a Qualifying Termination occurred at December 31, 2019 and that was more than 60 days before a change in control, two-thirds of the annual Time-based Units granted in 2018 would vest and one-third of the annual Time-based Units granted in 2019 would vest. If the Qualifying Termination occurred at December 31, 2019 and a change in control had previously occurred, or a change in control occurred within 60 days after the Qualifying Termination, the executive would be entitled to full vesting.

(3)
In the event of a Qualifying Termination that occurs during the performance period and is not in connection with a change in control, Performance-based Units that are actually earned based on performance determined as of the end of the full performance period would vest pro rata based on days elapsed through the date of termination. Although performance is not determinable until the end of the performance period in the case of a Qualifying Termination that is not in connection with a change in control, for purposes of this table it is assumed in such case that performance for the full period would be the same as actual performance through the end of the last fiscal year. If a change in control occurs during the performance period, the performance period ends on the date of the change in control. If the executive is employed on the date of the change in control or had a Qualifying Termination within 60 days before the date of the change in control, the PRSUs and Profits Interest Units granted as of January 2018 and January 2019 would vest based on actual performance through the date of the change in control.

(4)
In 2019, the Company adopted a retirement policy covering named executive officers effective for awards for 2020 or later. See “Compensation Discussion and Analysis — Other Matters — Retirement Policy.”

Chief Executive Officer Pay Ratio Disclosure
We are required by SEC rules to disclose the ratio of the total 2019 compensation of our CEO, C. Taylor Pickett, to the total compensation for 2019 of our median employee. We selected our median employee based on our December 31, 2019 employee base. We identified our median employee based on compensation reported on Form W-2 for our 2019 employees other than the CEO. We annualized the compensation reported on Form W-2 for two employees who joined the Company during the year. Mr. Pickett’s total compensation for 2019 as reported in the Summary Compensation table above was $7,287,348 and the median employee’s total compensation for 2019 calculated on the same basis was $194,570. The ratio of Mr. Pickett’s total compensation to the total compensation of the median employee for 2019 is 37.5 to 1.

Compensation of Directors
Our compensation for non-employee directors consists of the following components:
•
annual cash retainer of $50,000 payable in quarterly installments of $12,500 on or about August 15, November 15, February 15 and May 15; provided, however, that each director may elect each year to receive the retainer in common stock to be included in the annual equity grant described below;

•
annual grant as of the date of the annual meeting of a number of shares of restricted common stock determined by dividing $150,000 by the fair market value per share of common stock on the date of grant (or at the director’s option, a number of Profits Interest Units with equivalent value), vesting based on the director’s continuing service until the date of the next succeeding annual meeting of stockholders (subject to 100% acceleration upon death, disability, change in control or any other event that in the discretion of the Committee is deemed to be an appropriate basis for acceleration);

•
Board Chair: $120,000 annual payment, of which 50% will be added to, and treated as part of, the annual equity grant;

•
Additional annual cash payments for committee service:

Committee	Chair	Member
Audit Committee	$20,000	$7,500
Compensation Committee	$16,500	$7,500
Nominating and Corporate Governance Committee	$15,000	$4,500
Investment Committee	$15,000	$4,500

•
$1,500 per meeting for attendance at each meeting of the Board of Directors or committee of the Board of Directors in excess of the following number of meetings during the year of a director’s term:

Board/Committee	Number of Meetings
Board of Directors	8
Audit Committee	5
Compensation Committee	5
Nominating and Corporate Governance Committee	3
Investment Committee	3
Beginning with cash compensation payable for services after June 11, 2020, directors are permitted to elect to defer their cash compensation pursuant to the deferred cash compensation plan discussion in “Compensation Discussion and Analysis — Other Matters — Other Benefits.” In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors. Employee directors receive no compensation for service as directors.

The table below sets forth the compensation paid to our non-employee directors for 2019:
2019 Non-Employee Director Compensation
Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
Kapila K. Anand	77,500	150,003	—	227,503
Norman R. Bobins	4,500	199,991	—	204,491
Craig R. Callen	150,250	209,979	—	360,229
Barbara B. Hill	7,500	199,977	—	207,477
Edward Lowenthal	86,000	150,001	—	236,001
Ben W. Perks	25,000	—	—	25,000
Stephen D. Plavin	77,000	150,003	—	227,003
Burke W. Whitman(4)	55,000	137,961	—	192,961

(1)
Ms. Hill and Mr. Bobins elected to receive their $50,000 annual retainer included in their annual equity grant on the date of the 2019 Annual Meeting. For directors electing to receive their annual retainer in cash, “Fees earned or paid in cash” includes the quarterly installments earned in 2019.

(2)
Represents the fair value dollar amount on the grant date of the equity grants set forth in the table below.

Name	Grant Date	Shares/Units Awarded(1)	Grant Date Fair Value ($)
Kapila K. Anand	6/7/2019	4,138	150,002
Norman R. Bobins	6/7/2019	5,517	199,991
Craig R. Callen	6/7/2019	5,836	209,979
Barbara B. Hill	6/7/2019	5,558	199,977
Edward Lowenthal	6/7/2019	4,169	150,001
Stephen D. Plavin	6/7/2019	4,138	179,111
Burke W. Whitman	6/7/2019	4,138	137,961

(1)
Includes profits interests units and deferred stock units awarded. The shares/units included in this column represent the aggregate number of stock awards outstanding held by each of our non-employee directors as of December 31, 2019.

Compensation Committee Interlocks and Insider Participation
Barbara B. Hill, Edward Lowenthal and Stephen D. Plavin were members of the Compensation Committee during the year ended December 31, 2019. None of the members of the Compensation Committee was an officer or employee of the Company during 2019 or any time prior thereto, and none of the members had any relationship with Omega during 2019 that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
STOCKHOLDER PROPOSALS
December 30, 2020 is the date by which proposals of stockholders intended to be presented at the 2021 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 of the Exchange Act. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

If a stockholder wishes to present a proposal at our annual meeting (outside of Rule 14a-8) or to nominate one or more directors, the stockholder must give timely advance written notice to us prior to the deadline for such meeting determined in accordance with our Bylaws, which were attached as Exhibit 3.1 to our Form 8-K filed with the SEC on June 9, 2017 (our “Bylaws”). In general, our Bylaws provide such notice should be addressed to our Secretary and be received at our principal executive office no fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. For purposes of our 2021 Annual Meeting of Stockholders, such notice must be received not later than March 13, 2021 nor earlier than February 12, 2021. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will not be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2021 Annual Meeting.
Our Bylaws set out specific requirements that such stockholders and written notices must satisfy. Any stockholder filing a written notice of nomination for director must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any. Any stockholder filing a notice to bring other business before a stockholder meeting must include in such notice the same type of information as well as, among other things, the text of the proposal or business and the text of the proposal or business and the reasons therefor, and other specified matters.
EXPENSES OF SOLICITATION
The total cost of this solicitation will be borne by us. In addition to use of the mails, proxies may be solicited by our directors, officers and regular employees of our Company personally and by telephone or facsimile. We may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.
Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements under Section 16(a) during the year ended December 31, 2019, except that a Form 4 to report one transaction by Mr. Insoft was not filed on a timely basis.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials, with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials to the stockholders at that address. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Some brokers household proxy materials by delivering a single set to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or us that they or we will be householding proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a multiple copies of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Omega Healthcare Investors, Inc., 303 International Circle, Suite 200, Hunt Valley, MD 21030, or by calling our Investor Relations Department at 866-99-OMEGA.

OTHER MATTERS
The Board of Directors knows of no other business that may be validly presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.
C. Taylor Pickett
Chief Executive Officer
April 28, 2020
Hunt Valley, Maryland

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OMEGA Healthcare INVESTORS, INC.

OUR COMMITMENT TO THE ENVIRONMENT

Omega Healthcare Investors, Inc. ("Omega") believes in working to keep our environment cleaner and healthier. Each and every day, we take steps to preserve the natural beauty of the surroundings that we are privileged to enjoy. In an effort to further reduce our carbon footprint, we are asking our investors to enroll in voluntary electronic delivery of our shareholder communications. In addition, we are also asking you to vote your shares on line. This not only reduces the costs associated with printing and mailing, it also supports our corporate sustainability initiatives. Please see the instructions below.

VOTE BY INTERNET — WWW.PROXYVOTE.COM

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Omega's initiative in reducing its carbon footprint by promoting electronic delivery of shareholder materials has had a positive effect on the environment. Based upon 2019 statistics, voluntary receipt of e-delivery resulted in the following environmental savings:

- Using approximately 133 fewer tons of wood, or 796 fewer trees
- Using approximately 847 million fewer BTUs, or the equivalent amount of energy used to operate 1,010 residential refrigerators per year
- Using approximately 597,000 fewer pounds of CO_2 gases, or the equivalent of 54 automobiles per year
- Saving approximately 711,000 gallons of water
- Saving approximately 39,100 pounds of solid waste
- Reducing hazardous air pollutants by approximately 53 pounds

Environmental impact estimates calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

2020 ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 11, 2020

10:00 AM EDT

FSC MIX Paper from responsible sources FSC® C001654

OMEGA Healthcare INVESTORS, INC.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/10/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000460926_1 R1.0.1.18

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below.0 0 00 0 00 0 00 00000460926_1 R1.0.1.18For Withhold For AllAll All ExceptThe Board of Directors recommends you vote FORthe following:1. Election of DirectorsNominees01) Kapila K. Anand 02) Craig R. Callen 03) Barbara B. Hill 04) Edward Lowenthal 05) C. Taylor Pickett06) Stephen D. Plavin 07) Burke W. WhitmanOMEGA HEALTHCARE INVESTORS, INC.303 INTERNATIONAL CIRCLE, SUITE 200HUNT VALLEY, MD 21030VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 P.M. ET on 06/10/2020. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to createan electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please followthe instructions above to vote using the Internet and, when prompted, indicate that youagree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ETon 06/10/2020. Have your proxy card in hand when you call and then follow theinstructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain2. Ratification of Independent Auditors Ernst & Young LLP for fiscal year 2020.3. Approval, on an Advisory Basis, of Executive Compensation.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation orpartnership, please sign in full corporate or partnership name by authorized officer.Yes NoPlease indicate if you plan to attend this meeting

0000460926_2 R1.0.1.18Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.comOMEGA HEALTHCARE INVESTORS, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OFDIRECTORSThe undersigned hereby appoints Robert O. Stephenson and Gail D. Makode and each of them, as proxies, eachwith the power to appoint his or her substitute to represent and to vote as designated below, all the shares ofCommon Stock of Omega Healthcare Investors, Inc. ("Omega") held of record by the undersigned on April 13,2020 at the Annual Meeting of Stockholders to be held on June 11, 2020 at 10:00 am EDT or any adjournmentthereof.This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If nospecification is made, this Proxy will be voted (i) FOR the election of the director nominees, (ii) FOR theratification of the selection of Ernst & Young LLP as our independent auditor and (iii) FOR the approval, on anadvisory basis, of Omega's executive compensation.In their discretion, the proxies are authorized to vote upon such other business as may properly come before theAnnual Meeting and at any adjournment thereof.Continued and to be signed on reverse side